As Filed With the Securities and Exchange Commission on July 15, 2010
Registration No. 333-167936

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEOEYE, INC.
SUBSIDIARY GUARANTORS
LISTED ON THE TABLE OF GUARANTORS ON THE FOLLOWING PAGE
(Exact name of registrant as specified in its charter)

Delaware	4899	20-2759725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William L. Warren
Senior Vice President, General Counsel and Corporate Secretary
GeoEye, Inc.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. O’Neill, Esq.
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, DC 20004
(202) 637-2200

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
9.625% Senior Secured Notes due 2015	$400,000,000	100%	$400,000,000(1)	$28,520.00(3)
Guarantees related to the 9.625% Senior Secured Notes due 2015(2)	N/A	N/A	N/A	N/A

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), exclusive of any accrued interest.

(2)	No separate consideration will be received for the guarantees and, therefore, pursuant to Rule 457(n) under the Securities Act, no additional fee is required.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State of	IRS Employer	Commission
	Incorporation	Identification	File
Name of Additional Registrant	or Formation	Number	Number

GeoEye Imagery Collection Systems Inc. (f/k/a ORBIMAGE Inc.)	Delaware	54-1660268
GeoEye Solutions Holdco Inc. (f/k/a ORBIMAGE SI Holdco Inc.)	Delaware	20-3959096
GeoEye Solutions Inc. (f/k/a ORBIMAGE SI Opco Inc.)	Delaware	20-3959552
GeoEye License Corp. (f/k/a ORBIMAGE License Corporation)	Delaware	26-3319394
i5, Inc.	Missouri	43-1913872
M.J. Harden Associates, Inc.	Missouri	44-0640199

Addresses of Principal Executive Offices:

With the exception of M.J. Harden Associates, Inc., the principal executive office for all additional registrants is 21700 Atlantic Blvd., Suite 500, Dulles, Virginia 20166. The principal executive office for M.J. Harden Associates, Inc. is 5700 Broadmoor, Suite 800, Mission, Kansas, 66202.

PROSPECTUS
GEOEYE, INC.

OFFER TO EXCHANGE

$400,000,000 principal amount of its 9.625% Senior Secured Notes due 2015 which have been registered under the Securities Act,
for any and all of its outstanding 9.625% Senior Secured Notes due 2015

The Exchange Offer:

•	GeoEye, Inc. is offering to exchange all of its outstanding 9.625% Senior Secured Notes due 2015, referred to as the old notes, that are validly tendered and not validly withdrawn for an equal principal amount of 9.625% Senior Secured Notes due 2015, referred to as the new notes, that are, subject to specified conditions, freely transferable.

•	The exchange offer expires at 5:00 p.m., New York City time, on August 11, 2010, unless extended. We do not currently intend to extend the expiration date.

•	You may withdraw tenders of old notes at any time prior to the expiration date of the exchange offer.

•	Neither we nor the guarantors will receive any cash proceeds from the exchange offer.

The New Notes:

•	We are offering new notes to satisfy certain obligations under the Registration Rights Agreement entered into in connection with the private offering of the old notes.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes, subject to specified conditions, will be freely transferable.

•	The new notes will be unconditionally guaranteed, jointly and severally, on a senior secured basis, by all of our existing and future domestic restricted subsidiaries.

•	We do not plan to list the new notes on a national securities exchange or automated quotation system.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 15 of this prospectus and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference herein.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as required by applicable securities laws and regulations. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

Neither the Securities and Exchange Commission nor any state securities commission has approved of the new notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2010.

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address:

GeoEye, Inc.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
Attention: Investor Relations

To obtain timely delivery, you must request the information no later than five (5) business days prior to the expiration of the exchange offer, or August 4, 2010. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page ii.

TRADEMARKS

We own or have rights to various copyrights, trademarks, service marks and trade names that we use in conjunction with the operation of our business including, without limitation, GEOEYE®, IKONOS®, MJ HARDEN®, ORBIMAGE®, ORBVIEW®, ROADTRACKER®, GEOEYE FOUNDATIONtm, GEOFUSEtm, GEOPROFESSIONALtm, GEOSTEREOtm, EYEQtm, EYEONtm, SEASTARsm, SEASTAR FISHERIES INFORMATION SERVICEsm, MARINE INFORMATION SERVICEsm, MASTERCASTtm, OCEAN MONITORING SERVICEsm, ORBBUOYtm, ORBMAPtm, TRUSTED IMAGERY EXPERTStm, and VESSEL TRACKINGtm. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus (including the documents incorporated by reference in this prospectus) are based on independent industry publications, reports by market research firms or other published independent sources. Industry publications, reports and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurances of the accuracy or completeness of included information. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

BASIS OF PRESENTATION

Unless the context indicates otherwise, references in this prospectus to the “Issuer” refer to GeoEye, Inc., a Delaware corporation, the issuer of the new notes; references to the “guarantors” refer to the Issuer’s domestic restricted subsidiaries that will guarantee the new notes. Unless the context indicates otherwise, references to “we,” “our,” “us,” “GeoEye” and “our company” refer to GeoEye, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, or Securities Act, with respect to the exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus, we “incorporate by reference” the information we file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules), which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. In addition, information contained in this prospectus shall be modified or superseded by information in any such subsequently filed documents that are incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 10, 2010; and

•	Our Current Reports on Form 8-K, filed with the SEC on March 4, March 17, and March 26, 2010; June 7 and June 9, 2010; and Items 1.01 and 9.01 of our Current Report on Form 8-K, filed with the SEC on March 10, 2010.

We also incorporate by reference any future filings made by us with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other applicable SEC rules) under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering, and any reoffering, of the securities offered hereby.

References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and carefully review copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the address on page i of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in our forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on March 12, 2010, and our Quarterly Report on Form 10-Q for the period ended March 31, 2010, which we filed with the SEC on May 10, 2010.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•	potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches;

•	our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	termination, suspension or other changes of funding or purchase levels under contracts with U.S. Government agencies;

•	market acceptance of our products and services;

•	our ability to maintain and protect our Earth imagery content and our image archives against damage;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally; and

•	litigation.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financials statements, that are part of the reports that we file with the Securities and Exchange Commission, or SEC, and that are incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this entire prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 15 of this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on March 12, 2010, and our Quarterly Report on Form 10-Q for the period ended March 31, 2010, which we filed with the SEC on May 10, 2010, which are incorporated by reference herein.

Our business

GeoEye is a premier global provider of Earth imagery, image processing services and imagery information products to government organizations and commercial businesses. We own and operate three Earth-imaging satellites, GeoEye-1, IKONOS and Orbview-2, and three aircraft with advanced aerial imagery collection capabilities. GeoEye-1 is the world’s highest resolution commercial imaging satellite. In addition to our leading imagery collection capabilities, we are a global leader in the creation of enhanced imagery information products and services though our multi-source image production and processing facilities. Our products and services provide our customers with timely, accurate and accessible location intelligence. We serve the growing national and international demand for highly detailed imagery and precision mapping for applications such as national defense and intelligence, online imagery, environmental monitoring, urban planning, infrastructure planning and monitoring, resource management, and emergency preparedness. We own one of the largest commercial color digital satellite imagery libraries in the world, which contains high-resolution color imagery covering over 327 million square kilometers. We believe the combination of our satellite and aerial imaging capabilities, our enhanced image production and processing facilities and our color digital imagery library differentiate us from our competitors and enable us to deliver a comprehensive range of imaging products and services.

Our largest customer is the U.S. Government, which purchases most of its imagery through the National Geospatial-Intelligence Agency, or NGA. The NGA acquires imagery and imagery-derived products on behalf of its clients, including U.S. defense forces and intelligence and law enforcement agencies. We have provided imagery services to the NGA since 1999. Since 2004, the NGA has contracted with us to obtain access to our global imagery capabilities as part of its NextView Program, a satellite imagery and related services procurement program established in 2003. Our domestic commercial customers, including Google, use our digital imagery capabilities and our global imagery library to support commercial and online consumer applications. Our international customers include foreign governments and commercial customers that use our imagery for national defense and intelligence programs, agricultural, environmental and infrastructure monitoring and construction planning. We offer our imagery products and services directly to customers as well as through a worldwide network of resellers, regional distributors and select strategic partners.

Our three Earth-imaging satellites are capable of collecting hundreds of millions of square kilometers of imagery per year. GeoEye-1, which commenced commercial operations in February 2009, is currently the world’s highest resolution commercial imaging satellite. GeoEye-1 can capture targeted imagery within five meters of any point on the Earth’s surface with image location accuracy that we believe is twice that of our closest commercial competitor. It has the capability to capture images with color resolution of up to 1.65 meters, and black and white resolution of 0.41 meters, which is superior to any of our commercial competitors. GeoEye-1 has the capability to collect detailed digital imagery of up to 700,000 square kilometers in black and white or 350,000 square kilometers in color on a daily basis, as well as the capability to simultaneously capture color and black and white imagery. GeoEye-1 has the ability to accept image collection tasking directly from selected customers and to downlink specific imagery directly to these customers through an international network of affiliated ground stations. IKONOS was the first commercial high-resolution satellite in the industry and, like GeoEye-1, also has the ability to collect color digital imagery and to accept image collection tasking directly from selected customers, and to downlink specific imagery directly to these customers. Orbview-2 was the first commercial satellite to capture a set of color images of Earth in its entirety.

In addition to our satellites, we own and operate a dedicated fleet of three aircraft with advanced aerial imagery collection capabilities. We offer two main types of aerial imagery services: digital aerial imaging with ground resolution as detailed as four centimeters and light detection and ranging, or LiDAR, imaging, a valuable tool in measuring and recording elevation data for use in three-dimensional terrain/surface modeling. Our aerial imagery is primarily used by state and local governments in connection with infrastructure projects and land use monitoring activities.

In addition to our imagery collection business, we are a global leader in image processing services. These services involve taking basic satellite and aerial imagery and enhancing its content and accuracy to provide our customers with actionable information tailored to their specific needs. Our proprietary technology and engineering expertise also enable us to process images from multiple sources, and we are often asked by our customers to combine and improve the information and accuracy of imagery from other image providers. We operate four specialized, secure facilities, in which we process our enhanced imagery products and value-added imagery analysis from a wide variety of satellite and aerial sources on a customized basis for our customers. We are one of only five companies certified by the NGA to provide the U.S. Government with imagery for its principal global positioning and point fixing databases. Additionally, we are the only NGA-certified provider of this imagery that is also a provider of satellite Earth-imaging services.

We also provide imagery information products, that combine imagery with third-party data to create a more sophisticated and customized information product. For example, our SeaStar fisheries information service, or SeaStar, which is offered on a subscription basis, provides the commercial fishing industry with information, such as sea surface temperatures and currents as well as analysis of this information, to assist fishermen in locating fish more efficiently. In addition, we are developing our information services business in an effort to give our customers global on-demand access to imagery and related information products over the Web. This new Web services platform, which we call EyeQtm, will provide the core infrastructure for this new service and our new geospatial information services business.

Market opportunity

Based on the sources referred to below, we believe that the market for our satellite imagery, related production services and spatial information management services currently exceeds $5.6 billion. According to BCC Research, the imagery market we serve was approximately $850 million in 2007 and is estimated to grow to approximately $1.3 billion by 2012, a compounded annual growth rate, or CAGR, of 9.3%. Frost & Sullivan estimates that the market for production services for Geographic Information Systems, or GIS, was $1.9 billion in 2007. IDC estimates that the market for spatial information management services, which primarily includes software, was approximately $2.9 billion in 2007 and will grow to approximately $5.2 billion by 2012, a CAGR of 12.5%.

We believe increased demand for high-resolution images and enhanced imagery products and services has created new market opportunities for providers of premium imagery and specialized data enhancement services. The major growth drivers of our market include:

•	Growing demand from U.S. and international governments. Continuous initiatives to improve military effectiveness by integrating weapon platforms, sensor networks, and command and control, are driving demand for geospatial products and services that combine man-made and natural features with satellite imagery. The NGA and foreign governments have increased their reliance upon commercial remote-sensing satellite capabilities to provide unclassified Earth imagery for defense, intelligence, foreign policy, homeland security and civilian needs such as disaster relief. Unclassified imagery is particularly useful in coalition operations — both military and disaster relief — because it can be shared more easily than classified information.

•	Increasing demand for location-based information. The broad awareness and interest in spatial information generated by major Internet portals has increased commercial awareness of, and demand for, web-based location specific applications that utilize Earth imagery. Commercial enterprises are using imagery and other location-based information to help plan and manage business infrastructures and supply chains to capture efficiencies across functions. Business software and information service providers are also enhancing their products and services by incorporating imagery products and services. We believe the continued maturation of technologies such as GPS, radio frequency identification, intelligent networked sensors and cellular networks, will result in continuing and increased demand for large-scale mapping capabilities combined with up-to-date images and information for use in new and more powerful consumer applications. U.S. and foreign civil agencies are also using satellite imagery for many purposes, including establishing effective police and fire emergency routes and classifying land use for growth planning and tax assessments.

•	Increased demand for imagery processing services. We believe the market for imagery processing services is growing as a result of the increased consumer, commercial and governmental use of data enhanced images. Image processing involves enhancing the content and accuracy of basic imagery to provide customers with actionable information tailored to their specific needs. Growth in demand for up-to-date images with greater accuracy and resolution, and the need for image processing services and storage, will continue to drive demand for aggregation and automation of multiple streams of geospatial data.

•	Growing use of imagery to monitor economic development. Developing countries in Asia, Eastern Europe, and Latin and South America are experiencing significant infrastructure changes as a result of their economic growth and development. These countries, and commercial enterprises within these countries, are increasingly relying on Earth imagery for many purposes, such as building and maintaining current maps to monitor these changes and to plan infrastructure development.

Competitive strengths

We have several competitive strengths that differentiate us from our primary competitors, including:

•	Industry-leading image resolution and location accuracy. GeoEye-1 has the capability to collect, both individually and simultaneously, 0.41 meter resolution, black and white imagery, and 1.65 meter resolution, color imagery of the Earth’s surface. GeoEye-1 also offers geolocation accuracy within five meters, which means that our customers can map actual and man-made features to within five meters of their natural location on the Earth’s surface without ground control points.

•	Long-standing, strong, strategic relationship with the U.S. Government. Our largest customer, the U.S. Government, has been highly supportive of the development of the commercial Earth imagery industry generally and has purchased imagery from us since October 1999. In September 2004, the NGA awarded us a significant contract as an imagery provider under its NextView Program, and we have been providing imagery to the NGA under this program since that time. The NGA also provided us with over $200 million dollars for the construction and launch of GeoEye-1 under the NextView Program. On December 9, 2008, we entered into a Service Level Agreement, or SLA, with the NGA under which the NGA agreed to purchase GeoEye-1 imagery from us through November 30, 2009. In September 2009, we extended the SLA with the NGA until March 31, 2010. In addition, the NGA, on March 1, 2010, modified the SLA giving it the option to extend the term of the SLA beyond March 31, 2010. The SLA has been extended through July 31, 2010, and has five additional one-month option periods remaining. The last option period expires on December 31, 2010. We believe that our nearly decade-long relationship with the NGA and our industry-leading imagery resolution and NGA-certified processing capabilities position us to continue our relationship with the NGA under the NextView Program and other similar programs in the future.

•	Multi-source production and processing capabilities. We are uniquely positioned as the only commercial operator of a high-resolution imagery satellite that also operates multi-source production facilities certified by the NGA to provide the U.S. Government with imagery for its principal global positioning and point fixing databases. These facilities, coupled with our proprietary process and expert personnel, enable us to assimilate imagery information products from multiple sources, including images acquired from our satellites, U.S. and foreign government satellites, satellites operated by our largest competitors and aircraft. We believe that our advanced image processing facilities and capabilities have established us as an industry leader in the provision of advanced image processing products and services to both governmental and commercial customers.

•	Diversified revenue streams. The strength of our relationship with the U.S. Government has facilitated the growth of our international defense and intelligence and commercial businesses, and positions us well for future opportunities with these customers. For the year ended December 31, 2009, our international customers and North American commercial customers together represented approximately 33% of our revenues.

•	Strong global distribution network. Our acquisition of Space Imaging LLC, or Space Imaging, in January 2006 established us as the leading commercial provider of satellite images and data delivered directly to customer accessible ground stations. We have further enhanced our legacy position by establishing a global distribution network for these products and services. This global distribution network consists of secure regional affiliate access facilities and distribution centers with direct downlinking capabilities, web-based search, discovery, and dissemination technology and a worldwide network of imagery product resellers. This distribution network gives us greater visibility into end-user market demand, product uses and strategy and allows us to offer bundled products and services with our high-resolution imagery.

•	Strong and experienced management team. Our management team combines deep knowledge, experience and technical expertise within the satellite imagery industry. Our senior management team has extensive experience in the satellite imagery industry, with a track record of innovation and growth. We successfully built and launched five satellites dating back to our first launch in 1997. Our significant expertise in building and launching satellites, developing relationships and implementing programs with the NGA, as well as other domestic and international customers has enabled us to increase the value proposition that we offer our customers.

Our strategy

With a broad range of imagery collection assets, world class image processing and production facilities, and a strong global distribution network, we are well positioned as a leading global provider of imagery and imagery information products. Key elements of our strategy to take advantage of our competitive position and grow our business include:

•	Build on our existing, geographically diverse customer base. We continue to build on our existing relationships with our customers and our international resellers so that we can offer value-added products and services to meet their needs. We remain committed to growing our geographically diverse customer base and driving growth through continued development of our relationships with international resellers and international ground stations.

•	Continue to deliver quality and timely imagery. Our ability to provide high-quality, accurate imagery to our customers in a timely manner is the foundation of our business. We plan to continue to provide high-quality imagery and production services to our customers through GeoEye-1 and to deploy capital into research and development to augment and enhance our ability to service our customers.

•	Further expand our value-added products and service offerings. We believe our industry-leading image resolution, our proprietary production process and expert personnel establish us as a leader in the field of image production and enhancement. We also expanded the production capacity of our facilities housing our classified and multi-source production operations. To support the growth of our aerial imagery operations, we purchased a third aircraft with an additional digital mapping camera. We believe these and continued investments in our image enhancement and production capabilities will enable us to serve the next-generation demand for customer specific satellite imagery products and services.

•	Further commercialize our industry-leading high-resolution imagery. We have developed new platforms and distribution technologies to make our imagery and products more accessible to our current and potential customers. We will seek to further commercialize our products and services to an increased variety of customers. For example, we are developing our information services business in an effort to give our customers global on-demand access to imagery and related information products over the Web. This new Web services platform, which we call EyeQtm, will provide the core infrastructure for this new service and our new geospatial information services business.

Corporate information

We are a Delaware corporation and our principal executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166. Our telephone number at that address is (703) 480-7500. Our internet address is www.geoeye.com. Information on, or accessible through, our website is not part of this prospectus.

The Exchange Offer

The following summary contains basic information about the exchange offer and the new notes. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of New Notes.”

The Exchange Offer	The Issuer is offering to exchange an aggregate of $400.0 million principal amount of new notes for $400.0 million principal amount of the old notes.

To exchange your old notes, you must properly tender them, and the Issuer must accept them. You may tender outstanding old notes only in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer will exchange all old notes that you validly tender and do not validly withdraw. The Issuer will issue registered new notes promptly after the expiration of the exchange offer.

The form and terms of the new notes will be substantially identical to those of the old notes except that the new notes will have been registered under the Securities Act. Therefore, the new notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the old notes prior to consummation of the exchange offer.

Resale of New Notes	We believe that, if you are not a broker-dealer, you may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquired the new notes in the ordinary course of business;

• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the new notes; and

• are not an “affiliate” (as defined under Rule 405 of the Securities Act) of the Issuer or any guarantor.

If any of these conditions are not satisfied, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on the interpretations of the SEC given to other, unrelated issuers in transactions similar to this exchange offer. We cannot assure you that the SEC would take the same position with respect to this exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. However, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 11, 2010, unless we extend it.

Withdrawal	You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer — Withdrawal Rights.”

Procedures for Tendering Old Notes	Each holder of old notes that wishes to tender old notes for new notes pursuant to the exchange offer must, before the exchange offer expires, either:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or

• if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal, or comply with the procedures described below under “— Guaranteed Delivery.”

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:

• the holder is not an “affiliate” of the Issuer or any guarantor as defined under Rule 405 of the Securities Act;

• the holder is acquiring the new notes in its ordinary course of business;

• the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

• if the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the new notes; and

• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If

• you beneficially own old notes;

• those old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

• you wish to tender your old notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery	If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes but

• your old notes are not immediately available; or

• you cannot deliver the old notes, the letter of transmittal or other required documents to the exchange agent on or prior the expiration date,

you may tender your old notes in accordance with the procedures described in “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Consequences of Not Exchanging Old Notes	If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes will not be entitled to any further registration rights under the Registration Rights Agreement. We do not currently plan to register the old notes under the Securities Act.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Material U.S. Federal Income Tax Considerations	Your exchange of old notes for new notes will not be treated as a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Conditions to the Exchange Offer	The exchange offer is subject to the conditions that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Acceptance of Old Notes and Delivery of New Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the new notes promptly after the expiration of the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

The New Notes

The summary below describes the principal terms of the new notes. The financial terms and covenants of the new notes are the same as the old notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the New Notes” section of this prospectus for a more detailed description of the new notes.

The exchange offer applies to the $400.0 million principal amount of the old notes outstanding as of the date hereof. The form and the terms of the new notes will be identical in all material respects to the form and the terms of the old notes except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below under “Description of New Notes — Registration Rights.”

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law. See “Description of New Notes.”

Issuer	GeoEye, Inc., a Delaware corporation

Securities Offered	$400.0 million in principal amount of 9.625% Senior Secured Notes due 2015.

Maturity Date	The notes will mature on October 1, 2015.

Interest Payment Dates	Semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2010.

Ranking	The new notes and the guarantees will be our and the guarantors’ senior secured obligations and will:

• be effectively senior in right of payment to all of our and each guarantor’s unsecured and unsubordinated obligations, to the extent of the value of the collateral securing the new notes and the guarantees (and, to the extent of any unsecured remainder after payment of the value of the collateral, rank equally in right of payment with our and the guarantors’ unsecured and unsubordinated indebtedness);

• rank senior in right of payment to our and each guarantor’s subordinated debt; and

• be effectively junior in right of payment to all indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Optional Redemption	On or prior to October 1, 2012, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the new notes with the proceeds of certain equity offerings at a redemption price equal to 109.625% of the principal amount of the new notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Prior to October 1, 2013, we may, at our option, redeem some or all of the new notes at the “make whole” price set forth under “Description of New Notes — Optional redemption.”

On and after October 1, 2013, we may redeem the new notes, in whole or in part, at any time at the redemption prices described under “Description of New Notes — Optional redemption” plus accrued and unpaid interest, if any, to the date of redemption.

Mandatory repurchase offer	If we sell certain assets or certain casualty events occur and, if applicable, we do not apply the proceeds from such sale or event in a certain manner or we experience specific kinds of changes in control, we must offer to repurchase the new notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest, if any. See “Description of New Notes — Repurchase at the option of holders — Change of control” and “Description of New Notes — Repurchase at the option of holders — Asset Sales and Events of Loss.” Covenants in the instruments governing our existing and future debt may restrict us from repurchasing the new notes, including any repurchase we may be required to make as a result of certain casualty events, specific kind of changes of control or certain asset sales. See “Risk Factors — We may be unable to consummate a mandatory repurchase of the new notes following the sale of certain assets or the occurrence of certain casualty events or upon a change of control.”

Guarantees	Each of our domestic subsidiaries will guarantee our obligations under the new notes, including the payment of principal and interest. See “Description of New Notes — Brief Description of the Notes and the Guarantees — The Guarantees.”

Collateral	The new notes and the guarantees will be secured by a first-priority security interest in substantially all of ours and the guarantors’ assets. The collateral will exclude certain items of property, including, without limitation, items as to which a security interest cannot be granted without violating contract rights or applicable law, leasehold interests in real property, vehicles subject to certificates of title, certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed to by the parties and as more fully set forth in the security documents.

Certain Covenants	We will issue the new notes under an indenture, or the Indenture, with The Bank of New York Mellon, which will initially act as trustee on the holders’ behalf. The Indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• incur or guarantee more debt;

• pay dividends and make distributions;

• make certain investments;

• repurchase or redeem stock or junior indebtedness;

• create liens;

• incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

• enter into transactions with affiliates;

• merge or consolidate or transfer all or substantially all of our assets; and

• transfer or sell assets.

For more details, see “Description of New Notes — Certain covenants.”

No Public Market	The new notes are new securities and there is currently no established trading market for the new notes. The initial purchasers have advised us that they presently intend to make a market in the new notes. However, you should be aware that they are not obligated to make a market in the new notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the new notes may not be available if you try to sell your new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Registration Rights	In connection with the sale of the old notes, we entered into a Registration Rights Agreement with the initial purchasers of the old notes in which we agreed:

• to use our commercially reasonable best efforts to cause to be filed on or prior to July 6, 2010 an Exchange Offer Registration Statement covering an offer to the Holders to exchange all the Registrable Securities for Exchange Securities;

• to have such Registration Statement remain effective until 180 days after the last date of acceptance for exchange for use by one or more Participating Broker-Dealers; and

• to commence the Exchange Offer promptly after the Exchange Offer Registration Statement is declared effective by the SEC and use our reasonable best efforts to complete the Exchange Offer not later than 60 days after such effective date; and

• to file a shelf registration statement for the resale of the Registrable Securities if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

This exchange offer is being made to comply with the Registration Rights Agreement.

If we do not comply with certain of these registration obligations, we will be required to pay additional interest to holders of the old notes under certain circumstances. See “The Exchange Offer — Purpose and Effect.”

Original Issue Discount	The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. Thus, in addition to the stated interest on the notes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) will be required to include such OID in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	Investment in the notes involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus before investing in the notes.

SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA

We derived the summary historical consolidated financial data as of and for the years ended December 31, 2008 and 2009 presented below from our audited consolidated financial statements incorporated by reference into this prospectus. The historical statements of operations data, statements of cash flows data for the three months ended March 31, 2009 and 2010 and the summary historical consolidated balance sheet data as of March 31, 2010, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of only normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Our historical results are not necessarily indicative of our future performance. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. You should read the summary historical consolidated financial data with “Selected historical consolidated financial data” and “Management’s discussion and analysis of financial condition and results of operations” included in this prospectus and our audited and unaudited condensed consolidated financial statements and related notes incorporated by reference into this prospectus.

			Three Months Ended
	December 31,		March 31,
	2008	2009	2009	2010
	(In thousands)		(Unaudited)	(Unaudited)

Statements of operations data:
Revenues	$146,659	$271,102	$45,211	$80,389
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	72,216	94,693	23,592	24,481
Depreciation and amortization	11,357	57,166	8,460	16,022
Selling, general and administrative	36,990	46,608	11,454	13,382
Inventory impairment and satellite impairment settlement(1)	3,296	—	—	—
Total operating expenses	$123,859	$198,467	$43,506	$53,885
Income from operations	$22,800	$72,635	$1,705	$26,504
Interest expense, net	11,452	31,020	5,562	8,243
Other non-operating expense(2)	1,000	—	—	10,474
Loss from early extinguishment of debt(3)	—	27,127	—	37
Income (loss) before provision (benefit) for income taxes	10,348	14,488	(3,857)	7,750
(Benefit) provision for income taxes	(16,267)	(17,573)	2,120	(6,976)
Net income (loss)	$26,615	$32,061	$(1,737)	$774
Cash flow data:
Net cash (used in) provided by operating activities	$(1,872)	$100,207	$725	$31,470
Net cash (used in) investing activities	(124,187)	(123,034)	(16,069)	(28,773)
Net cash provided by financing activities	6,031	124,966	1,742	15,940
Capital expenditures	127,937	79,090	17,319	28,773
Other data:
Adjusted EBITDA(4)	$39,707	$132,172	$10,637	$43,519

			As of
	As of December 31,		March 31,
	2008	2009	2010
	(In thousands)

Balance Sheet Data (at period end):
Cash, cash equivalents, and short-term investments	$110,546	$208,872	$227,509
Satellites, property, plant and equipment, net	$510,893	$530,416	$556,242
Total assets	$794,605	$947,207	$992,608
Total deferred revenue	$239,946	$244,534	$241,444
Total debt	$247,502	$381,091	$381,204
Stockholders’ equity	$230,404	$279,955	$300,538

(1)	During 2008, we determined that $2.2 million of certain inventory costs related to a terminated customer contract should be written off. During the first quarter of 2008, we also had a $1.1 million post-launch in-orbit milestone payment obligation due to Orbital Sciences Corporation, or Orbital Sciences in connection with the ongoing performance of OrbView-3 that was written off in the first quarter of 2007 in conjunction with the loss of OrbView-3. The obligation was subsequently settled and paid in April 2008.

(2)	During the fourth quarter of 2008, we determined that a cost-method investment in the amount of $1.0 million was impaired and subsequently wrote this off. During the first quarter of 2010, we recorded a loss of $10.5 million related to the fair value measurement of the Preferred Stock Commitment associated with the Cerberus Preferred Stock Purchase Agreement.

(3)	We recorded a loss from early extinguishment of debt of $27.1 million in October 2009 due to the issuance of the 2015 Notes with a face value of $400.0 million and repayment of $249.5 million of our 2012 Notes. The early extinguishment of debt represents the expensing of the unamortized prepaid financing costs, unamortized discount and tender premium related to the 2012 Notes.

(4)	Adjusted EBITDA is a non-GAAP financial measure that represents net income (loss) before depreciation and amortization expenses, net interest income or expense, income tax expense (benefit), non-cash stock-based compensation expense and other items. We present adjusted EBITDA to enhance understanding of our operating performance. We use adjusted EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

The use of adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures to measure our liquidity.

The definition of adjusted cash EBITDA, as that term is used in the Indenture governing the new notes, differs from adjusted EBITDA as presented above. The principal difference is that the definition used in the Indenture excludes the amortization of NextView Program cost share revenue related to our NGA contract. The following table is a reconciliation of net income (loss) to adjusted EBITDA and further reconciliation of adjusted EBITDA to adjusted cash EBITDA:

			Three Months Ended
	Year Ended December 31		March 31,
	2008	2009	2009	2010

Net income (loss)	$26,615	$32,061	$(1,737)	$774
Add:
Interest expense, net	11,452	31,020	5,562	8,243
Loss from early extinguishment of debt	—	27,127	—	37
(Benefit) provision for income taxes	(16,267)	(17,573)	(2,120)	6,976
Depreciation and amortization	11,357	57,166	8,460	16,022
Non-cash loss on inventory and investment impairments	3,154	—	—	—
Non-cash stock-based compensation expense	3,396	2,371	472	993
Non-cash change in fair value of financial instrument	—	—	—	10,474
Adjusted EBITDA	$39,707	$132,172	$10,637	$43,519
Less:
NextView Program cost share revenue recognition	—	21,062	2,947	6,038
Adjusted cash EBITDA	$39,707	$111,110	$7,690	$37,481

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 and for the three months ended March 31, 2009 and 2010. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit), fixed charges, and amortization of capitalized interest and “fixed charges” consist of interest expense, including amortization of deferred financing costs, capitalized interest, plus one-third of rental expense (this portion is considered to be representative of the interest factor).

						Three Months Ended
	Year Ended December 31,					March 31,
	2005	2006	2007	2008	2009	2009	2010

Ratio of earnings to fixed charges	—(1)	1.09	2.12	—(2)	1.43	—(3)	1.72

(1)	Earnings, as adjusted, were inadequate to cover fixed charges by $30.1 million in 2005.

(2)	Earnings, as adjusted, were inadequate to cover fixed charges by $12.3 million in 2008.

(3)	Earnings, as adjusted, were inadequate to cover fixed charges by $5.9 million for the three months ended March 31, 2009.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors identified in our most recent annual report on Form 10-K and any subsequent Quarterly Report on Form 10-Q incorporated herein by reference, as well as all other information contained or incorporated by reference in this prospectus before participating in the exchange offer.

Risks Related to the New Notes

If you fail to follow the exchange offer procedures, your private notes will not be accepted for exchange.

We will not accept your private notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after timely receipt of your private notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your private notes. Therefore, if you want to tender your private notes, please allow sufficient time to ensure timely delivery. If we do not receive your private notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your private notes, we will not accept your private notes for exchange. Neither we nor the exchange agent is required to give notification of defects or irregularities with respect to the tenders of private notes for exchange. If there are defects or irregularities with respect to your tender of private notes, we will not accept your private notes for exchange unless we decide in our sole discretion to waive such defects or irregularities. You should refer to “Summary — The Exchange Offer,” and “The Exchange Offer — Procedures for Tendering Old Notes” for information about how to tender your private notes.

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.

We will only issue new notes in exchange for private notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes. If you do not tender your private notes, or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to the existing transfer restrictions. In general, the private notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the private notes under the Securities Act.

In addition, if you tender your private notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. If you are a broker-dealer that receives new notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be less private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

The security for your new notes and other remedies may be shared with other debtholders.

The Indenture and the security documents pursuant to which the liens will be granted to secure the new notes will permit the incurrence of additional secured indebtedness, including certain additional debt that shares equally and ratably in the liens on the collateral securing the new notes. Any additional debt could consist of additional notes issued under the Indenture and other indebtedness, including under any credit facilities, which could be guaranteed by the same guarantors and could have security interests, with the same priority, in all of the assets that secure the new notes. As a result, the collateral securing the new notes would be shared by any additional debt we may issue in the future, and any issuance of such additional debt would dilute the value of the collateral compared to the aggregate principal amount of new notes issued. We also may acquire additional assets that do not constitute collateral for the new notes. In addition, certain permitted liens on the collateral securing the new notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral agent for the new notes or the holders of the new notes to realize or foreclose upon such collateral. If at any time the indebtedness under the new notes does not constitute a majority of the indebtedness secured by the collateral, your remedies in an event of default may be significantly limited if the holders of other classes of secured indebtedness do not wish to exercise remedies. In addition, in the event that the collateral is liquidated, we will be required to distribute all proceeds on a pro rata basis to the holders of the indebtedness secured by such collateral. The liquidation of the collateral securing the new notes may not produce proceeds in an amount sufficient to pay in full the principal of, or premium, if any, and accrued interest on your new notes and the other indebtedness secured by the collateral.

Your security interest in certain items of the collateral will not be perfected.

The security interests will not be perfected with respect to certain items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the actual or constructive delivery of possession of certificated capital stock of our subsidiaries, the filing of an assignment with the United States Patent and Trademark Office or the United States Copyright Office or the recording of a mortgage. Security interests in collateral that require additional special steps will not be perfected or may not have priority with respect to the security interests of other creditors. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral will be equal to the rights of our general unsecured creditors in the event of a bankruptcy.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, commercial tort claims, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee and collateral agent for the new notes may not monitor, or we may not inform the trustee and collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the new notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the new notes against third parties.

The value of the collateral securing the new notes may not be sufficient to satisfy our obligations under the new notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy and general economic conditions. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the new notes.

To the extent that liens securing obligations under any future senior secured indebtedness, pre-existing liens, liens permitted under the Indenture and other rights, including liens on assets excluded from the collateral securing the new notes, encumber any of the collateral securing the new notes and the related guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the trustee under the Indenture or the holders of the new notes to realize or foreclose on the collateral.

The new notes and the related guarantees will be secured, subject to permitted liens, by first-priority liens on substantially all of our and our guarantors’ assets (subject to certain exceptions). The Indenture will permit us to incur additional indebtedness secured by a lien that ranks equally with the new notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the new notes.

There may not be sufficient collateral to pay off all amounts under the new notes offered hereby and additional debt that we may incur that would be secured on the same basis as the new notes offered hereby. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the new notes, the holders of the new notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and our guarantors’ remaining assets.

Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the new notes and other secured obligations, interest may cease to accrue on the new notes from and after the date on which the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the new notes.

We have a substantial amount of indebtedness.

As of March 31, 2010, we had $400 million of long-term debt in the aggregate, consisting of the senior secured old notes. We also hold a commitment from Cerberus Capital Management L.P. to purchase up to $100 million of senior unsecured notes if the Company so elects, with the notes maturing in 2016.

Our substantial indebtedness has important consequences. For example, it:

•	limits our ability to borrow additional funds;

•	limits our ability to pay dividends;

•	limits our flexibility in planning for, or reacting to, changes in our business and our industry;

•	increases our vulnerability to general adverse economic and industry conditions;

•	limits our ability to make strategic acquisitions;

•	requires us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities; and

•	places us at a competitive disadvantage compared to competitors that have less debt.

Interest costs related to our debt are substantial and, as a result, the demands on our cash resources are significant. Our ability to make payments on our debt and to fund operations and planned capital expenditures will depend on our future results of operations and ability to generate cash. Our future results of operations are, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

The terms of the Indenture will permit us and our subsidiaries to incur substantial additional indebtedness in the future, including secured indebtedness. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond our control.

For the year ended December 31, 2009, our interest expense was $36.2 million, compared to $38.8 million for the year ended December 31, 2008. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flows are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, or that we will be able to refinance on commercially reasonable terms or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms it could have a material adverse effect on our financial condition, the value of our outstanding debt (including the new notes offered hereby) and our ability to make any required cash payments under our indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void or subordinate guarantees and grants of security and require noteholders to return payments received from guarantors.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee and the grant of security could be voided, or claims in respect of a guarantee could be subordinated to all other debts or liens of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee or grant of security to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee or grant of security; and

•	was insolvent or rendered insolvent by reason of such grant or guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a court were to void the guarantee of a guarantor as the result of a fraudulent conveyance, or hold it unenforceable for any other reason, holders of the new notes would cease to have a claim against that guarantor on its guarantee and would be solely our creditors and any other guarantor whose guarantee was not voided or held unenforceable. A court could also subordinate the guarantee or the lien to the other indebtedness or liens of a guarantor, direct that holders of the new notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors or take other action detrimental to the holders of the new notes.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee or the grant of a security interest to be a fraudulent transfer. This provision may not be effective to protect the guarantees or grants of security interests from being voided under fraudulent transfer law.

We will, absent the occurrence and continuance of an event of default under the Indenture, have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the new notes and the guarantees.

Absent the occurrence and continuance of an event of default under the Indenture, the Indenture and the security documents relating to the collateral allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the new notes and the guarantees.

There are circumstances other than repayment or discharge or defeasance of the new notes under which the collateral securing the new notes and guarantees will be released automatically, without your consent or the consent of the collateral agent or the trustee.

Under various circumstances, collateral securing the new notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indenture, including as a result of an event of loss;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee in accordance with the Indenture; and

•	upon defeasance of the new notes or satisfaction and discharge of the Indenture.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale or other disposition of such subsidiary guarantor in a transaction not prohibited by the Indenture.

The Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the new notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the new notes by such subsidiary or any of its subsidiaries will be released under the Indenture, but not necessarily under any future secured indebtedness. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the new notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of New Notes.”

Your rights to enforce remedies under the security documents will be limited by the voting provisions of security documents.

A collateral agent (directly or through co-agents or sub-agents) will hold, and will be entitled to enforce, all liens on the collateral on behalf of the holders of the shared collateral debt, including the holders of the new notes. Under the terms of the security documents, the collateral agent will generally pursue remedies and take other action related to the collateral pursuant to the direction of the representative for the facility constituting the largest outstanding principal amount (or, in the case of any unterminated revolving facilities we may have in the future, the full commitment, whether used or unused) of the indebtedness and other obligations representing the shared collateral debt, including the new notes. The new notes, when issued, will represent the only shared collateral debt outstanding at such time. However, the new notes may not at all times represent the largest facility of the shared collateral debt. Accordingly, holders of the shared collateral debt, other than holders of the new notes, may have a right to control all remedies and the taking of other actions related to the collateral without the consent of the holders of the new notes or the trustee under the Indenture.

The collateral is subject to casualty risks.

The terms of the Indenture will require us to maintain in-orbit insurance for our existing satellites and obtain launch and in-orbit insurance for any future satellites we construct and launch, and we intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the new notes and the guarantees. See “— Insurance coverage may be difficult and costly to obtain or maintain.”

In the event of our bankruptcy, the ability of the holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law and other limitations.

The ability of holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from disposing of security repossessed from such a debtor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent for the new notes could foreclose upon or sell the collateral or whether or to what extent holders of new notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the collateral agent may need to evaluate the impact of the potential liabilities before determining whether to enforce its security interest in the collateral because lenders and noteholders that hold a security interest in real property may be held liable under environmental laws and regulations for the costs of remediating or preventing any release or threatened release of hazardous substances at the secured property. In this regard, the collateral agent may decline to enforce its security interest in the collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of the new notes. Finally, the collateral agent’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, other liens and practical problems associated with the enforcement of the collateral agent’s security interest in the collateral.

The value of the collateral securing the new notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the new notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the new notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. We have not conducted appraisals of any of our assets in connection with this offering and cannot assure you that the value of the noteholders’ interest in their collateral equals or exceeds the principal amount of the new notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the Indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the new notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

We may be unable to consummate a mandatory repurchase of the new notes following the sale of certain assets or the occurrence of certain casualty events or upon a change of control.

If we sell certain assets or certain casualty events occur and we do not apply the proceeds from such sale or event in a certain manner or experience specific kinds of changes in control, we must offer to repurchase the new notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest, if any. See “Description of New Notes — Repurchase at the option of holders — Change of control” and “Description of New Notes — Repurchase at the option of holders — Asset Sales and Events of Loss.”

If we are required to conduct a mandatory repurchase of new notes, we may not have sufficient funds to pay the purchase price, and we may be required to secure third-party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a mandatory repurchase under the Indenture may also result in an event of default under our other future debt, which may cause the acceleration of our such indebtedness. Our future indebtedness may also contain restrictions on our ability to repurchase the new notes upon certain events, including transactions that would cause a mandatory repurchase under the Indenture. Our failure to repurchase the new notes upon the occurrence of such events would constitute an event of default under the Indenture.

The change of control provisions in the Indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the Indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the Indenture to trigger our obligation to repurchase the new notes. Except as otherwise described above, the Indenture does not contain provisions that permit the holders of the new notes to require us to repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

The notes were issued with OID for U.S. federal income tax purposes.

The notes were issued with OID for U.S. federal income tax purposes because the stated principal amount of the notes exceeded their issue price by more than a de minimis amount. Thus, in addition to the stated interest on the notes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) will be required to include such OID in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Additionally, if a bankruptcy petition is filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture governing the notes, even if sufficient funds are available.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010. This table should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in, or incorporated by reference into, this prospectus.

As of
March 31, 2010
(Unaudited)
(In thousands)

Cash, cash equivalents and restricted cash(1)	$291,891

Debt:
Senior Secured Notes due 2015, net of issuance discount	381,204
Total long-term debt	381,204
Less: current maturities	—
Long-term debt, net of current maturities	381,204
Total stockholders’ equity	300,538

Total capitalization	$681,742

(1)	Includes approximately $64.4 million deposited in a restricted account for certain specified uses. See “Description of New Notes — Restriction on certain proceeds.” Approximately $47.8 million is restricted to finance a portion of the costs of constructing a new high-resolution satellite if the Company is selected by the National Geospatial-Intelligence Agency, or the NGA, for an award with respect to a new satellite. The remaining $16.6 million is restricted as a result of an irrevocable standby letter of credit with one of our customers.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the issuance and sale of the old notes on October 9, 2009, the Issuer and the guarantors entered into a Registration Rights Agreement with J.P. Morgan Securities Inc. and other financial institutions named in the agreement, the initial purchasers of the old notes. Under the Registration Rights Agreement, the Issuer and the guarantors agreed, among other things, to:

•	use their commercially reasonable efforts to file with the SEC an exchange offer registration statement relating to the new notes;

•	use their commercially reasonable efforts to have the registration statement declared effective by the SEC and remain effective until 180 days after the closing of the exchange offer; and

•	use their commercially reasonable efforts to complete an exchange offer, in which new notes will be issued in exchange for old notes, not later than 60 days after the registration statement is declared effective.

The Issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the Registration Rights Agreement.

Under some circumstances, the Issuer and the guarantors may be required to file and use their commercially reasonable efforts to cause to be declared effective by the SEC, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the Issuer and the guarantors fail to meet specified deadlines under the Registration Rights Agreement, then the Issuer, and, to the extent of their guarantees of the notes, the guarantors, will be obligated to pay liquidated damages to holders of the old notes in the amount of a 0.25% per annum increase in the annual interest rate borne by the notes for the first 90-day period following such failure (which interest rate will increase by 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum) until such failure is cured. See “Description of New Notes — Registration Rights.” A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary of the material provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Registration Rights Agreement.

Terms of the Exchange Offer

The Issuer and the guarantors are offering to exchange an aggregate principal amount of up to $400.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. The form and the terms of the new notes are identical in all material respects to the form and the terms of the old notes except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below under “Description of New Notes — Registration Rights.”

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law. For a complete description of the terms of the new notes, see “Description of New Notes.” We will not receive any cash proceeds from the exchange offer.

The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $400.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the old notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The Issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this section of the prospectus entitled, “The Exchange Offer,” the term “expiration date” means 5:00 p.m., New York City time, on August 11, 2010. If, however, the Issuer and the guarantors, in their sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is so extended. Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See “— Consequences of Failure to Exchange Old Notes” and “Risk Factors” — Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes” for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

None of the Issuer and the guarantors, their respective boards of directors or their management or the exchange agent or the trustee for the old and new notes recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

The Issuer and the guarantors have the right, in their reasonable discretion and in accordance with applicable law, at any time:

•	to extend the expiration date;

•	to delay the acceptance of any old notes or to terminate the exchange offer and not accept any old notes for exchange if the Issuer and the guarantors determine that any of the conditions to the exchange offer described below under “— Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•	to amend the terms of the exchange offer in any manner.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the Issuer.

We will give oral (promptly confirmed in writing) or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If the Issuer and the guarantors amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment of the exchange offer and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

When the holder of old notes tenders, and the Issuer accepts, old notes for exchange, a binding agreement between the Issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

Except as described below under “— Guaranteed Delivery,” a holder of old notes who wishes to tender old notes for exchange must, on or prior to the close of business on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “— Exchange Agent”; or

•	if old notes are tendered in accordance with the book-entry procedures described below under “— Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “— Exchange Agent.”

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the Issuer and the guarantors may enforce the letter of transmittal against that holder.

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the old notes being tendered;

•	the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery.”

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal or old notes to the Issuer or any guarantor.

The Issuer will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the Issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•	the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent on or prior to the expiration date at the address given below under “— Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

Holders of old notes who elect to tender old notes and (i) whose old notes are not immediately available or (ii) who cannot deliver the old notes, the letter of transmittal or other required documents to the exchange agent on or prior the expiration date must tender their old notes according to the guaranteed delivery procedures set forth in the Prospectus. Holders may have such tender effected if:

•	the tender is made by or through an eligible institution;

•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent has received from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, setting forth the name and address of the holder, the certificate number(s) of such old notes and the principal amount of old notes tendered for exchange, stating that tender is being made thereby and guaranteeing that, within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing such old notes (or a book entry confirmation and an Agent’s message), in proper form for transfer, and any other documents required by the letter of transmittal, will be deposited by such eligible institution with the Exchange Agent; and;

•	a properly executed letter of transmittal (or facsimile thereof), as well as the certificate(s) for all tendered old notes in proper form for transfer or a book-entry confirmation and an Agent’s message, together with any other documents required by the letter of transmittal, are received by the Exchange Agent within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

Determination of Validity

The Issuer and the guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the Issuer and the guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the Issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The Issuer and the guarantors reserve the absolute right, in their sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the Issuer, the person must submit proper evidence satisfactory to the Issuer, in its sole discretion, of the person’s authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, the Issuer will, promptly after the expiration date, accept all old notes properly tendered and issue new notes registered under the Securities Act. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

For purposes of the exchange offer, the Issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the Issuer for receiving tenders of old notes, letters of transmittal and related documents.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes, that is, April 1, 2010. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, the Issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

If for any reason under the terms and conditions of the exchange offer the Issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the Issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a “distribution,” as defined under the Securities Act, of the new notes and is not an “affiliate,” as defined under the Securities Act, of the Issuer or any guarantor. We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

If the holder is an affiliate of the Issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

By tendering old notes, the holder of those old notes will represent to the Issuer and the guarantors that, among other things:

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Issuer or any guarantor;

•	the holder is acquiring the new notes in its ordinary course of business;

•	the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	include a signed statement that you are withdrawing your election to have your securities exchanged; and

•	where certificates for old notes are transmitted, include the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See “The Exchange Offer — Procedures for Tendering Old Notes — Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “The Exchange Offer — Procedures for Tendering Old Notes.”

The Issuer and the guarantors will determine, in their sole discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Their determination of these questions as well as their interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, the Issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the Issuer and the guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the Issuer and the guarantors determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our sole discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “— Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If the Issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, the Registration Rights Agreement requires that the Issuer and the guarantors file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See “Description of New Notes — Registration Rights.”

Exchange Agent

We have appointed The Bank of New York Mellon as exchange agent for the exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to (1) tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents and/or (2) withdraw such tendered old notes should send such required documentation (in accordance with the procedures described under “The Exchange Offer — Withdrawal Rights”) to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered and Certified Mail:	By Overnight Courier:	By Hand-Delivery:
The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attention: David Mauer Telephone: (212) 815-3687 Fax: (212) 298-1915	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attention: David Mauer Telephone: (212) 815-3687 Fax: (212) 298-1915	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attention: David Mauer Telephone: (212) 815-3687 Fax: (212) 298-1915

By Facsimile Transmission:

The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attention: David Mauer
Telephone: (212) 815-3687
Fax: (212) 298-1915

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

The Registration Rights Agreement provides that the Issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, rating agency fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the Issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See “Description of New Notes — Registration Rights.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

SELECTED CONSOLIDATED FINANCIAL DATA

Selected historical financial data presented below as of and for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements. The historical financial data for the three months ended March 31, 2009 and 2010 have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. This data should be read in conjunction with the consolidated financial statements and the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010, which report is incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation by Reference.”

	2005	2006	2007	2008	2009	March 31, 2009	March 31, 2010
	(In thousands, except per share amounts)					(Unaudited)

Revenues	$40,702	151,168	183,023	146,659	271,102	45,211	80,389
Income (loss) before provision (benefit) for income taxes	$(26,432)	20,004	68,005	10,348	14,488	(3,857)	7,750
Net income (loss)	(16,080)	2,974	28,470	26,615	32,061	(1,737)	774
Earnings (loss) per common share — basic	(0.99)	0.17	1.62	1.48	1.71	(0.09)	0.04
Earnings (loss) per common share — diluted	(0.99)	0.16	1.44	1.36	1.55	(0.09)	0.04
Total assets	$614,538	752,601	853,090	794,605	947,207	801,393	992,608
Long-term debt	245,361	246,075	246,789	247,502	380,594	247,680	381,204
Stockholders’ equity	147,539	153,327	193,209	230,404	279,955	230,773	300,538

DESCRIPTION OF NEW NOTES

In this description, (i) the terms “we,” “our” and “us” refer to GeoEye, Inc. and its consolidated subsidiaries, and (ii) the term “Issuer” refers only to GeoEye, Inc. and not to any of its Subsidiaries.

The old notes were, and the new notes will be, issued by GeoEye, Inc. (the “Issuer”) pursuant to an indenture, dated as of October 9, 2009, by and among the Issuer the wholly owned domestic subsidiaries of the Issuer (together with the Issuer, the “Guarantors”) and The Bank of New York Mellon, as trustee and as collateral agent (the “Collateral Agent”). On October 9, 2009, the Issuer issued and sold $400.0 million of 9.625% senior secured notes due 2015 (the “old notes”). Following the exchange offer, the new notes will be identical to, and will trade as a single class of notes with the old notes. Unless indicated otherwise, the old notes and the new notes are collectively referred to in this description as the Notes. The form and terms of the new notes will be identical in all material respects to the form and term of the old notes, except that the terms of new notes:

•	include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or TIA;

•	will be registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below under “Description of New Notes — Registration Rights.”

The following summary of certain provisions of the indenture and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939, the indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the Notes and the Registration Rights Agreement because they, and not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth in the forepart of this registration statement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of New Notes

The Notes:

•	are general senior secured obligations of the Issuer;

•	are secured on a first-priority basis by the Collateral referred to below;

•	rank senior in right of payment to all of the existing and future subordinated Indebtedness of the Issuer;

•	are equal in right of payment with all existing and future senior Indebtedness of the Issuer; and

•	are effectively senior to all of the Issuer’s existing and future Indebtedness (other than Indebtedness secured by Permitted Liens) to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral).

Collateral

Generally

The Notes and the Guarantees will be secured by a Lien on substantially all of the assets of the Issuer and the Guarantors pursuant to a security agreement among the Issuer, the Guarantors and the Collateral Agent (the “Security Agreement”) and, with respect to Collateral consisting of owned real property and fixtures, if any, pursuant to mortgages, deeds of trust or deeds to secure debt (the “Mortgages”). The Security Agreement, any Mortgages, any security agreements with respect to aircraft and any other document granting or evidencing or purporting to grant or evidence a Lien on any Collateral are referred to as the “Security Documents.”

The Liens granted under the Security Documents will constitute first-priority liens, subject to certain exceptions and the Permitted Liens described therein (including any priority afforded by law to those other liens) on substantially all of the assets of the Issuer and the Guarantors (and any future additional Guarantors, if any) (the “Collateral”), whether now owned or hereafter acquired, including without limitation the following:

•	any interests in Satellites;

•	substantially all equipment, including our imaging aircraft having a value in excess of $1.0 million individually;

•	substantially all contract rights, including under any Satellite construction contracts, and accounts receivable under substantially all contracts, including under agreements with the National Geospatial-Intelligence Agency;

•	all right, title and interest in, to and under substantially all other personal property and other assets, including all accounts, all chattel paper, all documents, all general intangibles (including all trademarks (subject to certain limitations), patents, copyrights, other intellectual property and licenses thereof, payment intangibles and software), all goods (including inventory and fixtures), all instruments, all investment property, all deposit accounts and commodity accounts, including all blocked accounts and all other bank accounts and all deposits therein, all money, cash or cash equivalents, all supporting obligations and letter-of-credit rights;

•	casualty and other insurance policies, including, without limitation, with respect to the Satellites;

•	any real property and associated fixtures owned from time to time, including our downlink, production and distribution facilities, having a fair market value as reasonably determined by the Issuer in excess of $2.5 million individually or, together with all other such real property and associated fixtures not subject to a mortgage in favor of the Collateral Agent, $5.0 million in the aggregate;

•	all Capital Stock; provided that (i) Capital Stock of any Subsidiary shall be excluded to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require the filing with the SEC of separate financial statements of such Subsidiary that are not otherwise required to be filed but only to the extent necessary not to be subject to such requirement and (ii) in the case of Capital Stock of a corporate Subsidiary not formed under the laws of the United States of America, any state thereof or the District of Columbia, only to the extent that such Capital Stock represents less than 66% of the total combined voting power of all classes of such Subsidiary’s stock entitled to vote; and

•	all proceeds, products and supporting obligations with respect to any of the foregoing.

The Collateral will exclude certain items of property, including, without limitation, items as to which a security interest cannot be granted without violating contract rights (provided that, with respect to property acquired after the Issue Date, the Issuer will use commercially reasonable efforts to obtain any necessary consent) or applicable law or other property subject to Liens securing Vendor Financing or Permitted Liens described in clauses (2), (7), (17), (21) and (28) of the definition of “Permitted Liens”, leasehold interests in real property and vehicles subject to certificates of title and certain licenses in which a security interest cannot be created without breach of such license (provided that, with respect to property acquired after the Issue Date, the Issuer will use commercially reasonable efforts to obtain any necessary consent) or applicable law.

Certain security will not be in place on the Issue Date or will not be perfected on the Issue Date. In particular, the Issuer will be required to provide and record a mortgage with respect to specified aircraft no later than 15 days after the Issue Date, provide and record mortgages over specified real property no later than 60 days after the Issue Date, and to use reasonable best efforts to provide control agreements with respect to specified deposit accounts no later than 30 days after the Issue Date.

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. The Security Documents will, however, generally require the Issuer and the Guarantors to deliver to the Collateral Agent and for the Collateral Agent to maintain in its possession certificates evidencing pledges of stocks and instruments evidencing indebtedness and, subject to certain exceptions specified in the Security Documents, to use commercially reasonable efforts to subject all deposit accounts and securities accounts with average balances in excess of $7.5 million to a control agreement in favor of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law and subject to the provisions of the Security Documents:

(1) all of the rights of the Issuer and the Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2) the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Security Documents.

In the case of an Event of Default, the Collateral Agent will be permitted, subject to applicable law, to exercise remedies and sell the Collateral under the Security Documents.

If such remedies are exercised by the Collateral Agent, the proceeds from the sale of the Collateral will be applied to all of the indebtedness secured by such Collateral, and may not be sufficient to satisfy the Issuer’s obligations under the Notes in full. See “Intercreditor arrangements.”

Real estate mortgages and filings

With respect to any fee interest in real property which is required to be mortgaged to the Collateral Agent (individually and collectively, the “Premises”) owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date that forms part of the Collateral:

(1) the Issuer shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure the Notes, in accordance with the requirements of the Indenture and/or the Security Documents, duly executed by the Issuer or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected, first-priority Lien (subject to Permitted Liens) against the properties purported to be covered thereby;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee, in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and first-priority Liens on such property free and clear of all Liens, defects and encumbrances (other than Permitted Liens), each such title insurance policy to be in an amount and have such endorsements and additional coverages as shall be customary as certified in an Officers’ Certificate and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(3) the Issuer shall cause each Guarantor to, deliver to the Collateral Agent, with respect to each of the Premises, such filings, surveys (or any updates or affidavits that the title company may reasonably require as necessary to issue the title insurance policies referred to above), local counsel opinions, landlord agreements and fixture filings, along with such other documents, instruments, certificates and agreements, as shall be necessary or as the Collateral Agent and its counsel shall reasonably require to create, evidence or perfect a valid and at least first-priority Lien on the property subject to each such Mortgage (subject to Permitted Liens).

Certain limitations on the collateral

No appraisal of the value of the Collateral has been made in connection with the issuance and sale of the Notes and the value of the Collateral in the event of liquidation will depend on many factors. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the Notes.

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Issuer’s and the Guarantors’ obligations under the Notes. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of Collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of the Issuer’s and the Guarantors’ other unsecured senior debt and other obligations, including trade payables.

To the extent that third parties establish Liens on the Collateral such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the holders of the Notes to realize or foreclose on the Collateral. The Issuer may also issue Additional Notes as described below, which would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured equally and ratably by the Collateral. In addition, the Issuer and its Subsidiaries will be permitted to incur certain additional

Indebtedness that may be equally and ratably secured by a lien on the Collateral. The ability of the holders to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain bankruptcy limitations.”

In addition, because the Collateral excludes certain property and certain creditors of the Issuer’s and the Guarantors’ Indebtedness or other obligations secured by Permitted Liens may be entitled to a prior claim on certain Collateral, there is no assurance that a foreclosure or other exercise of remedies after an Event of Default will result in proceeds of Collateral that are sufficient to repay the Notes, or that the amount of such proceeds so available would not be substantially less than amounts owing under the Notes. Moreover, the ability of the holders of the Notes to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain bankruptcy limitations.” If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors.

Further assurances

The Security Documents and the Indenture provide that the Issuer and the Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the Notes and the Collateral Agent, duly created, enforceable and perfected first-priority Liens in the Collateral.

As necessary, or upon request of the Collateral Agent, the Issuer and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security Documents, to the extent permitted by applicable law.

After-acquired property

From and after the Issue Date, if the Issuer or any Guarantor acquires any property which is of a type constituting Collateral under the Security Agreement or any other Security Document, it shall as soon as practicable after the acquisition thereof, execute and deliver such security instruments, financing statements, Mortgages and such certificates and opinions of counsel as are required under the Indenture and the Security Agreement to vest in the Collateral Agent a perfected security interest (subject only to Permitted Liens) in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Certain proceeds

As more fully described below under “— Repurchase at the option of holders — Asset sales and events of loss,” the Issuer must apply the Net Proceeds from any Asset Sale or any Event of Loss Proceeds in excess of $15.0 million to make certain investments or to make an Asset Sale Offer to purchase the Notes.

Impairment of security interest

The Security Documents provide that the Issuer and the Guarantors will not take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders of the Notes with respect to the Collateral. The Issuer and the Guarantors will not be permitted to grant to any Person, or permit any Person to retain (other than the Collateral Agent), any security interest or Lien whatsoever in the Collateral, other than Permitted Liens. The Issuer will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Security Documents.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Security Documents provide that the holders of a majority in principal amount of the Notes may direct the Collateral Agent to foreclose upon and sell the applicable Collateral and to distribute the net proceeds of any such sale to the holders of the Notes, subject to any Permitted Liens on the Collateral, and applicable laws. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Issuer’s obligations under the Notes.

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or a Guarantor prior to the Collateral Agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral.

Intercreditor arrangements

Pari passu intercreditor arrangements

If the Issuer or any Restricted Subsidiary incurs any Indebtedness which is permitted to be secured by the Collateral on a pari passu basis with the Notes (the “Pari Passu Indebtedness”), the representative of the holders of the Pari Passu Indebtedness shall enter into a pari passu intercreditor agreement (the “Pari Passu Intercreditor Agreement”), in substantially the form attached as an exhibit to the Indenture.

Under the Pari Passu Intercreditor Agreement, the holders of the Notes will be represented by the Collateral Agent and the holders of the Pari Passu Indebtedness will be represented by their designated agent (each, an “Authorized Representative”). The Pari Passu Intercreditor Agreement will provide for the priorities and other relative rights among the holders of the Notes and the holders of the Pari Passu Indebtedness, including, among other things, that:

(1) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on the Collateral securing the Notes and the Pari Passu Indebtedness, the Liens securing all such Indebtedness shall be of equal priority; and

(2) the obligations in respect of the Notes and the Pari Passu Indebtedness may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time, in each case, to the extent permitted by the Indenture and the documentation governing the Pari Passu Indebtedness.

The Pari Passu Intercreditor Agreement will also provide that only the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Collateral, and the Authorized

Representatives of other Indebtedness have no right to take actions with respect to the Collateral. The Collateral Agent for the Notes will be the Applicable Authorized Representative unless the Notes do not represent the largest principal amount outstanding of any then outstanding Indebtedness secured on a pari passu basis by the Collateral. The Applicable Authorized Representative at any given time shall continue to be the Applicable Authorized Representative until the applicable Indebtedness ceases to represent the largest principal amount outstanding of any then outstanding Indebtedness secured on a pari passu basis by the Collateral (a “Larger Holder Event”). Following a Larger Holder Event, the designated agent under the largest principal amount outstanding of any such Indebtedness will become the Applicable Authorized Representative. The Applicable Authorized Representative will remain as such until the earlier of (1) the occurrence of a Larger Holder Event, and (2) the Non-Controlling Authorized Representative Enforcement Date (such earlier date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Indebtedness that constitutes the second largest outstanding principal amount of any then outstanding Indebtedness secured on a pari passu basis by the Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default under the terms of that Indebtedness, and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non- Controlling Authorized Representative and that an event of default, with respect to such Indebtedness, has occurred and is continuing and (ii) that such Indebtedness is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of that Indebtedness; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Applicable Authorized Representative has commenced and is pursuing any enforcement action with respect to such Collateral with reasonable diligence in light of the then existing circumstances or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative under the Pari Passu Intercreditor Agreement will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent shall not follow any instructions with respect to such Collateral from any other Person. No Authorized Representative of any Indebtedness (other than the Applicable Authorized Representative) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

Subject to the foregoing, notwithstanding the equal priority of the Liens, the Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Collateral as if such Collateral Agent had a senior Lien on such Collateral. No Authorized Representative of any Indebtedness (other than the Applicable Authorized Representative) may contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) or Applicable Authorized Representative. The Trustee and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of the holders of the Notes (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the Security Documents. Each holder of such Indebtedness, including the holders of the Notes by acceptance thereof, will be deemed to have agreed that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any other holder of such Indebtedness in all or any part of the Collateral, or any of the provisions of the Paris Passu Intercreditor Agreement.

If an event of default has occurred and is continuing under any such Indebtedness, and the Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy case of the Issuer or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent or any other holder of such Indebtedness, as applicable, will be applied among the Indebtedness covered by the Pari Passu Intercreditor Agreement to the payment in full of such Indebtedness on a ratable basis, after payment of all amounts owing to the Collateral Agent and the other Authorized Representatives, in their capacity as such.

None of the holders of such Indebtedness may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other holder of such Indebtedness seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of such Indebtedness may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any holder of such Indebtedness obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of each of such Indebtedness covered by the Pari Passu Intercreditor Agreement, then it must hold such Collateral, proceeds or payment in trust for the other holders of such Indebtedness and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Security Documents.

Junior lien intercreditor agreement

If the Issuer or any Restricted Subsidiary incurs any Indebtedness which is permitted to be secured by the Collateral on a junior basis to the security interest in favor of the Notes (the “Junior Lien Indebtedness”), the representative of the holders of the Junior Lien Indebtedness shall enter into a junior lien intercreditor agreement (the “Junior Lien Intercreditor Agreement”), in substantially the form attached as an exhibit to the Indenture.

The Junior Lien Intercreditor Agreement will provide, among other things, that (1) the Liens on the Collateral securing the Junior Lien Indebtedness will be junior to the Liens in favor of the Collateral Agent securing the obligations under the Notes, the Indenture and the Security Documents, and, consequently, the holders will be entitled to receive the proceeds from the disposition of any Collateral prior to the holders of any Junior Lien Indebtedness, (2) during any insolvency proceedings, the Collateral Agent and the agents for any Junior Lien Indebtedness will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the Liens of the Collateral shall be followed.

Pursuant to the terms of the Junior Lien Intercreditor Agreement, prior to the discharge of the Liens pursuant to the Security Documents, the Collateral Agent will determine the time and method by which the security interest in the Collateral will be enforced. The agents for any Junior Lien Indebtedness will not be permitted to enforce the security interest and certain other rights related to the Junior Lien Indebtedness on the Collateral even if an event of default under such Junior Lien Indebtedness has occurred or such Junior Lien Indebtedness has been accelerated, except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the such Junior Lien Indebtedness.

Holders will be deemed to have agreed and accepted the terms of the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement by their acceptance of the Notes.

Release

The Liens on the Collateral will be released with respect to the Notes:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest and Additional Interest, if any, and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and discharge”;

(3) in whole, upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal defeasance and covenant defeasance”;

(4) in part, as to any property or assets constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by “— Repurchase at option of the holders — Asset sales and events of loss”, (B) that is owned by a Guarantor to the extent such Guarantor has been released from its Guarantee in accordance with the Indenture, concurrently with the release thereof or (C) otherwise in accordance with, and as expressly provided for under, the Indenture; or

(5) with the consent of each holder of the Notes affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

provided, that, in the case of any release in whole pursuant to clauses (1), (2) or (3) above, all amounts owing to the Trustee under the Indenture, the Notes, the Guarantees and the Security Documents have been paid or duly provided for.

To the extent required, the Issuer will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Documents and the Indenture, an Officers’ Certificate and Opinion of Counsel and such other documentation as is required by the Indenture.

The Issuer may be required to comply with Section 313(b) of the Trust Indenture Act relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act.

Upon any sale or disposition of Collateral in compliance with the Indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral shall automatically terminate and be released and the Trustee or the Collateral Agent will execute and deliver such documents and instruments as the Issuer and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the holders of the Notes.

Holding company structure

The Issuer is a holding company and does not have any material assets or operations other than its ownership of all of the Capital Stock of its Subsidiaries. All of the Issuer’s operations are conducted through its Subsidiaries. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Although the Indenture will limit the incurrence of Indebtedness and the issuance of Preferred Stock by our Restricted Subsidiaries, this limitation will be subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by our Restricted Subsidiaries of liabilities that will not constitute “Indebtedness” as defined under the Indenture.

Principal, maturity and interest

We initially issued $400.0 million aggregate principal amount of Notes in this offering (the “Initial Notes”). The Indenture provides for the issuance of additional Notes (the “Additional Notes”) having identical terms and conditions to the Initial Notes (including as to Collateral), subject to compliance with the covenants contained in the Indenture, including the covenant described below under “Certain covenants — Incurrence of indebtedness and issuance of preferred stock.” The old notes, new notes, and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, offers to purchase and voting. All references herein to “Notes” include any Additional Notes actually issued. The Notes will mature on October 1, 2015.

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will accrue interest at a rate of 9.625% per annum. Interest on the Notes will be payable in arrears on each April 1 and October 1, beginning on October 1, 2010. The Issuer will make each interest payment to holders of record of the Notes on the immediately preceding March 15 and September 15 (whether or not a Business Day). Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. See “Registration rights; exchange offer; additional interest.” All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Methods of receiving payments on the Notes

If a holder of more than $1.0 million aggregate principal amount of Notes has given wire transfer instructions to the paying agent (designating an account with a banking or financial institution located in the United States) at least 15 days prior to the applicable payment date, the Issuer will pay all principal, interest and premium and Additional Interest, if any, on that holder’s Notes in accordance with those instructions, subject to surrender of such Notes in the case of payment of principal or premium. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying agent and registrar for the Notes

The Trustee currently acts as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Restriction on certain proceeds

Upon consummation of this offering of Notes, the Issuer will deposit the Original Issuance Restricted Amount into the Satellite Construction Collateral Account. The Original Issuance Restricted Amount will only be available to the Issuer or a Restricted Subsidiary to finance the procurement, construction and/or launch of one or more Satellites after the Issue Date, provided that at the time of any such withdrawal from the Satellite Construction Collateral Account, the Issuer or a Restricted Subsidiary shall have been selected by the National Geospatial-Intelligence Agency for an award with respect to a new Satellite. Any amount of the Original Issuance Restricted Amount not applied to finance the procurement, construction and/or launch of one or more Satellites after the Issue Date may, at the Issuer’s option, be used to make an offer to all holders of the Notes (a “Restricted Proceeds Offer”) to purchase Notes at an offer price of 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase in accordance with the procedures set forth under “— Repurchase at the option of holders — Asset sales and events of loss” as if such amount of Original Issuance Restricted Amount were Excess Proceeds (disregarding for the purposes of this provision only, the $15.0 million threshold described under “— Repurchase at the option of holders — Asset sales and events of loss”). If any Original Issuance Restricted Amount remains after consummation of such a Restricted Proceeds Offer, the Issuer may use that remaining Original Issuance Restricted Amount for any purpose not otherwise prohibited by the Indenture.

Optional redemption

Optional redemption upon Equity Offerings.  At any time on or prior to October 1, 2012, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 109.625% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in each case with the net cash proceeds of one or more Equity Offerings that have not previously been used or designated for a different purpose hereunder; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

Redemption at option of Issuer.  At any time on or after October 1, 2013, the Issuer may on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage

2013	104.813%
2014 and thereafter	100.00%

In addition, at any time prior to October 1, 2013, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. Any redemption may, at the Issuer’s option, be subject to one or more conditions precedent.

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions, exchange offers or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory redemption

The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to purchase Notes as described under the subheading “— Repurchase at the option of holders.”

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuer will be required to mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains no provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) an irrevocable notice of redemption for all of the Notes has been given pursuant to the Indenture as described above under the caption “Optional redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk factors — Risks related to the Notes — We may be unable to consummate the mandatory repurchase of the Notes following the sale of certain assets or the occurrence of certain casualty events or upon a change of control.”

Asset sales and events of loss

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the property or assets or Equity Interests sold or issued or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such disposition; and

(3) to the extent any such Asset Sale or series of related Asset Sales involves aggregate consideration in excess of $5.0 million, the Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale or series of Asset Sales complies with the foregoing clauses (1) and (2).

For the purposes of clause (2) above, each of the following will be deemed to be cash: the amount of (i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly and unconditionally released by all creditors in writing, and (ii) any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the receipt thereof and (iii) any stock or assets of the kind referred to in clauses (1) or (2) of the next paragraph of this covenant.

Within 365 days after (i) the receipt of any Net Proceeds from any Asset Sale or series of related Asset Sales (other than Net Proceeds received as a result of the sale of GeoEye-1 at any time prior to the launch after the Issue Date by the Issuer or any Restricted Subsidiary of a Satellite that is in-orbit and operational at the time of receipt of such Net Proceeds, in which case 100% of the Net Proceeds shall be deemed to be Excess Proceeds and shall be applied as set forth in the second succeeding paragraph) or (ii) the receipt of any Event of Loss Proceeds (other than those received as a result of a Satellite Event of Loss described in the immediately succeeding paragraph), the Issuer may apply those Net Proceeds or Event of Loss Proceeds at its option to:

(1) make an investment in (A) any one or more Permitted Businesses; provided that such investment in any Permitted Business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such Permitted Business such that it constitutes a Restricted Subsidiary, (B) capital expenditures used or useful in a Permitted Business, or (C) other assets used or useful in a Permitted Business; and/or

(2) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted

Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale or Event of Loss.

The Issuer shall apply Event of Loss Proceeds received as a result of a Satellite Event of Loss described in this paragraph as follows:

(1) in the case of a GeoEye-1 Satellite Event of Loss (except as described in clauses (2) or (3) of this paragraph), all Event of Loss Proceeds shall deemed to be Excess Proceeds and shall be applied to make an Asset Sale Offer in accordance with the immediately succeeding paragraph;

(2) in the case of a GeoEye-1 Satellite Event of Loss if at such time the Issuer shall have been selected by the National Geospatial-Intelligence Agency for an award with respect to a new Satellite, (A) all Event of Loss Proceeds shall be deposited directly into the Event of Loss Collateral Account and such Event of Loss Proceeds shall only be available to the Issuer or any Restricted Subsidiary for use in connection with the acquisition or construction of one or more Satellites, provided that such Satellites are pledged upon acquisition or during construction and upon completion thereof as Collateral; and provided further that such acquisition or construction (i) has occurred within 180 days from the receipt of such Event of Loss Proceeds or (ii) occurs pursuant to one or more binding commitments (including one or more construction contracts) entered into by the Issuer or a Restricted Subsidiary within 180 days from the receipt of such Event of Loss Proceeds so long as the Issuer or Restricted Subsidiary enters into any such binding commitment with the good faith expectation that such Event of Loss Proceeds will be applied to satisfy such commitment, and (B) if after the commencement of commercial operations by the Issuer or a Restricted Subsidiary of such new Satellite, the aggregate amount on such date of commencement of commercial operations of (x) cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries less (y) the sum of $25 million plus the net cash proceeds of Equity Offerings (disregarding, for the purposes of this clause (B) only, the requirement in the definition thereof that the Issuer receive aggregate proceeds from such Equity Offering exceeding $25 million) consummated after the Issue Date shall be deemed to be Excess Proceeds and shall be applied to make an Asset Sale Offer in accordance with the immediately succeeding paragraph; and

(3) in the case of any Satellite Event of Loss (other than with respect to IKONOS or OrbView-2) at a time when a Satellite has been launched after the Issue Date, all Event of Loss Proceeds shall be deposited directly into the Event of Loss Collateral Account and such Event of Loss Proceeds shall only be available to the Issuer or any Restricted Subsidiary for use in connection with the acquisition or construction of one or more Satellites and/or related assets, provided that such Satellites and/or related assets are pledged upon acquisition or during construction and upon completion thereof as Collateral; and provided further that such acquisition or construction (i) has occurred within 365 days from the receipt of such Event of Loss Proceeds or (ii) occurs pursuant to one or more binding commitments (including one or more construction contracts) entered into by the Issuer or a Restricted Subsidiary within 365 days from the receipt of such Event of Loss Proceeds so long as the Issuer or Restricted Subsidiary enters into any such binding commitment with the good faith expectation that such Event of Loss Proceeds will be applied to satisfy such commitment.

When the aggregate amount of Net Proceeds (including those received as a result of a sale of a Satellite) and Event of Loss Proceeds (including those received as a result of a Satellite Event of Loss) not applied or invested after 365 days in accordance with the second preceding paragraph (relating to Asset Sales and certain Satellite Events of Loss) or after 180 days or 365 days, as applicable, in accordance with clauses (2) or (3) of the immediately preceding paragraph (relating to certain Satellite Events of Loss) (taken together, “Excess Proceeds”) exceeds $15.0 million, the Issuer will be required to make an offer to all holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. Except as described in the following paragraphs, the Issuer will be required to mail within 60 days of the date on which Excess Proceeds exceed $15.0 million and, following consummation of an Asset Sale Offer relating to a Satellite Event of Loss, within 60 days of receipt of any additional Event of Loss Proceeds relating to such Satellite Event of Loss, a notice to each holder describing the transaction or transactions resulting in such Excess Proceeds or additional Event of Loss Proceeds and offering to repurchase the Notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

If any Excess Proceeds or additional Event of Loss Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds or additional Event of Loss Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds or additional Event of Loss Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis; provided, that the Trustee may make such adjustments (upward or downward) such that the principal amount of the Notes that are not purchased shall be in authorized denominations. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds or additional Event of Loss Proceeds will be reset at zero.

Notwithstanding anything else set forth herein, neither the Issuer nor any Restricted Subsidiary shall (other than by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary) sell, assign, transfer, convey or otherwise dispose of GeoEye-1 at any time prior to the Issuer’s or a Restricted Subsidiary’s successful launch or acquisition after the Issue Date of another operational and in-orbit Satellite that has an estimated end of operational life (as certified to in an Officers’ Certificate delivered to the Trustee) that is not less than that of GeoEye-1 at the time of its sale, assignment, transfer, conveyance or other disposition other than (i) pursuant to a deemed disposal in connection with a Satellite Event of Loss or (ii) in connection with a transaction made in compliance with the covenant described under “Certain covenants — Merger, consolidation or sale of assets.”

The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale and Event of Loss provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale and Event of Loss provisions of the Indenture by virtue of such compliance.

Selection and notice

If less than all of the Notes under the Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; provided, that such requirements are set forth in an Officers’ Certificate delivered by the Issuer to the Trustee prior to any such selection; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption.

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable redemption price and accrued and unpaid interest.

Certain covenants

Restricted payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer, including in connection with any merger or consolidation involving the Issuer;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness of the Issuer or any Guarantor subordinated or junior in right of payment to the Notes or any Guarantee, any Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness (excluding any intercompany indebtedness between or among the Issuer and any Guarantor permitted under clause (7) of paragraph (c) of the covenant “— Incurrence of indebtedness and issuance of preferred stock”); or

(d) make any Restricted Investment

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been able to incur at least $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Incurrence of indebtedness and issuance of preferred stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted payments permitted by clauses (1), (2)(ii), (4), (6) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(v) 75% of the aggregate Consolidated Net Income of the Issuer (or, if Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued during the period (treated as one accounting period) from July 1, 2009 to the end of the most recent fiscal quarter ending prior to the date the Restricted Payment is to be made (the “Reference Date”) for which internal financial statements are available (treated as one accounting period); plus

(w) 100% of the aggregate net cash proceeds received by the Issuer from any Person (other than a Subsidiary of the Issuer and other than to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4)(A) of the next succeeding paragraph) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of (x) Equity Interests of the Issuer (other than Disqualified Stock) or (y) convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests; plus

(x) without duplication of any amounts included in clause (3)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

(y) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Restricted Investments made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the aggregate net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of all or any portion of such Restricted Investments (other than to the Issuer or a Subsidiary of the Issuer); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Issuer’s or a Restricted Subsidiary’s Investment in such Subsidiary on the date of such redesignation;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date; plus

(z) the amount of any dividend received by the Issuer or a Restricted Subsidiary in cash from an Unrestricted Subsidiary to the extent that such dividends were not included in Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the making of Restricted Payments (i) in exchange for, or (ii) out of the proceeds of contributions to the equity capital of the Issuer or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of, Equity Interests of the Issuer (in each case other than Disqualified Stock);

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes or a Guarantee, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant described under “— Incurrence of indebtedness and issuance of preferred stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes or Guarantee, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes or Guarantee, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in the issuance of such new Indebtedness, (B) if such Indebtedness being redeemed, repurchased, acquired or retired is (i) subordinated to the Notes or a Guarantee, such new Indebtedness is subordinated to the Notes and any such applicable Guarantees at least to the same extent as such Indebtedness subordinated to such Notes and/or Guarantees being so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(ii) Junior Lien Collateral Indebtedness, such new Indebtedness is Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness or Indebtedness subordinated to the Notes or a Guarantee, or (iii) Senior Unsecured Pari Passu Indebtedness, such new Indebtedness is Senior Unsecured Pari Passu Indebtedness or Indebtedness subordinated to the Notes or a Guarantee, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes or Guarantee, the Junior Lien Collateral Indebtedness or the Senior Unsecured Pari Passu Indebtedness being so redeemed, repurchased, acquired or retired, (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes or Guarantee, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness being so redeemed, repurchased, acquired or retired and (E) such new Indebtedness provides for no amortization prior to the final scheduled maturity date of the Indebtedness subordinated to such Notes or Guarantee, the Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness being so redeemed, repurchased, acquired or retired;

(4) the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities or any Subsidiary held by any future, present or former employee, director or consultant of the Issuer or any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer’s direct or indirect parent entities or any Subsidiary, pursuant to any equity subscription agreement, management equity plan or stock option plan or any other management or employee benefit plan or similar agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period; provided further, that the Issuer may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, any amount of unutilized capacity under this clause (4) attributable to the immediately preceding twelve-month period, but not to exceed $10.0 million since the Issue Date; provided further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3)(w) of the preceding paragraph or clause (2) of this paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

(5) repurchases or withholding of Equity Interests deemed to occur upon the exercise of stock options, warrants or other equity based awards if such Equity Interests represent the estimated tax obligation of any Person or a portion of the exercise price of such options, warrants or other equity based awards;

(6) declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of indebtedness and issuance of preferred stock” to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options, warrants or other equity based awards or (ii) the conversion or exchange of Capital Stock (other than Disqualified Stock) of any such Person;

(8) redemption, repurchase or other acquisition or retirement of the Floating Rate Notes;

(9) the making of Restricted Investments in joint ventures and Restricted Investments in Permitted Businesses in an aggregate amount not to exceed the greater of (x) $35.0 million and (y) 5.25% of Tangible Assets; and

(10) other Restricted Payments in an aggregate amount not to exceed $25.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to Restricted Investments), (4), (6), (9) and (10) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

Incurrence of indebtedness and issuance of preferred stock

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer or any Guarantor may incur Indebtedness (including Acquired Debt) (which may be guaranteed by any Guarantor) if the Debt to Adjusted Cash EBITDA Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would be less than or equal to 4.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) In addition to the limitation imposed by paragraph (a) of this covenant, any issuance of Additional Notes shall be subject to further requirements that the Issuer shall, at its sole cost and expense, have performed or caused to be performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and first priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the holders of Notes.

(c) Paragraph (a) of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer and any Restricted Subsidiaries of revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed (A) the greater of (x) $30.0 million and (y) 25% of Adjusted Cash EBITDA for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred less (B) the stated amount of all letters of credit, bankers’ acceptances, similar instruments or performance bonds outstanding pursuant to clause (19) below;

(2) Indebtedness represented by the Notes (other than Additional Notes) and any Guarantees thereof issued on the Issue Date and the Exchange Notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (1) and (2) above);

(4) Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) incurred or issued by the Issuer or any Restricted Subsidiary to finance all or any part of the purchase, lease or improvement of property (real or personal), plant or equipment that is used or useful in a Permitted Business up to an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed $25.0 million outstanding at any one time, so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 180 days thereafter;

(5) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit, bankers’ acceptances, performance and surety bonds, obligations in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(6) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Issuer or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Notes or of such Guarantor with respect to its Guarantee;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock by such Restricted Subsidiary;

(9) Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) in the ordinary course of business;

(10) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(11) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any other Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(12) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (12), and clauses (17), (18) and (19) below or any Indebtedness issued in exchange for or to so renew, refund, refinance, replace, defease or discharge such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness ranking pari passu with or subordinated to the Notes, such Refinancing Indebtedness ranks pari passu with or is subordinated to the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of the Issuer, (E) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced, (F) shall not amortize prior to the Stated Maturity of the Indebtedness being refunded or refinanced and (G) shall not have a Stated Maturity prior to the Stated Maturity of the Indebtedness being refunded or refinanced;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(14) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(15) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(16) Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Issuer or any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer’s direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate amount of all such Indebtedness does not exceed of $2.5 million outstanding at any one time;

(17) Indebtedness incurred or issued by the Issuer or any Restricted Subsidiary to finance the procurement, construction and/or launch of one or more Satellites after the Issue Date in an amount outstanding at any one time not to exceed $50.0 million; provided that (w) the Secured Debt to Adjusted Cash EBITDA Ratio is less than 3.25 to 1.00 on a pro forma basis (including a pro forma application of the net proceeds therefrom), (x) if such Indebtedness is secured by Liens on a first-priority basis, a responsible financial or accounting officer of the Issuer shall certify in an Officer’s Certificate that the Issuer is able to Fully Fund such Satellite or Satellites and at the time of such incurrence or issuance, the Issuer or a Restricted Subsidiary shall have been selected by the National Geospatial-Intelligence Agency for an award with respect to such Satellite and (y) all net proceeds from Indebtedness incurred or issued under this clause (17) shall be deposited directly into the Satellite Construction Collateral Account and shall only be available to the Issuer or the Restricted Subsidiaries (i) for use in connection with the procurement, construction and/or launch of such Satellite or (ii) to make a Restricted Proceeds Offer in accordance with the procedures set forth under “— Restriction on certain proceeds.” If any net proceeds remain after consummation of such a Restricted Proceeds Offer, the Issuer may use that remaining amount of net proceeds for any purpose not otherwise prohibited by the Indenture;

(18) Indebtedness of the Issuer or any Restricted Subsidiary equal to 100% of the net cash proceeds from the sale of its Equity Interests (other than Disqualified Stock) or from any equity contribution received by the Issuer from a holder of the Issuer’s Equity Interests subsequent to the Issue Date to the extent such net cash proceeds have not been applied pursuant to clause 3(w) or 3(x) of the first paragraph or clause 4(A) of the second paragraph of the covenant described under “— Restricted payments” to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “— Restricted payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(19) obligations of the Issuer or any of its Restricted Subsidiaries in respect of letters of credit, bankers’ acceptances or similar instruments issued to, or performance bonds posted to, customers participating in any program whereby customers, with approval from the U.S. government, purchase equipment and software necessary to allow access to Issuer’s Satellites and purchase access time on such Satellites and secured by cash collateral, but in each case neither the stated amount of such letter of credit, bankers’ acceptance, similar instrument or performance bond nor the cash collateral maintained therefor shall at any time exceed (A) the amount of cash proceeds received from such customer or one of its affiliates as a prepayment or deposit to secure payment of amounts due or to become due from such customer under the relevant contracts minus (B) the amount of such cash proceeds theretofore released in payment of the Issuer or any of its Subsidiaries under such contracts;

(20) Indebtedness of the Issuer or any Restricted Subsidiary incurred on or after the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $50.0 million; provided that, in the case of a Restricted Subsidiary that is not a Guarantor, the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed $5.0 million; and

(21) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (20) above.

Except as permitted by clauses (8) and (20) above, under no circumstances will any Restricted Subsidiary issue any Preferred Stock. For purposes of determining compliance with this “— Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant, and all or a portion of such item of Indebtedness will be treated as having been incurred pursuant to only the category for which it is classified or reclassified (as applicable). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock of the same class will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Dividend and other payment restrictions affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under, permitted by or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Indebtedness existing on the Issue Date;

(2) the Indenture, the Notes and the Guarantees;

(3) agreements governing other secured Indebtedness permitted to be incurred under the provisions of the covenants described above under the caption “— Incurrence of indebtedness and issuance of preferred stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(4) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(5) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined by the Issuer in good faith);

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations permitted under the Indenture that impose restrictions of the nature described in clause (c) above on the property so acquired;

(7) applicable law or any applicable rule, regulation or order;

(8) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person or the property or assets of the Person so acquired;

(9) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(10) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(11) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(12) customary provisions in joint venture agreements (including agreements entered into in connection with a Restricted Investment), relating solely to the relevant joint venture arrangement;

(13) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Issuer’s

Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(15) Indebtedness of a Restricted Subsidiary permitted to be incurred under the provisions of the covenant described under “— Incurrence of indebtedness and issuance of preferred stock”; provided that (A) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (B) such encumbrances or restrictions will not affect the Issuer’s ability to make payments of principal or interest payments on the Notes, as determined in good faith by the Issuer’s Board of Directors; or

(16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2), (3) and (8) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more restrictive with respect to such encumbrances or restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, consolidation or sale of assets

The Issuer may not, directly or indirectly, (1) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1) either (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, hereinafter referred to as the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes, the Indenture, the Security Documents and the Registration Rights Agreement pursuant to supplemental indentures or other agreements or instruments in form reasonably satisfactory to the Trustee and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(3) immediately after such transaction no Default or Event of Default exists;

(4) after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than the Issuer) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Cash EBITDA Ratio test set forth in the first paragraph of the covenant described under “— Incurrence of indebtedness and issuance of preferred stock” determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Debt to Adjusted Cash EBITDA Ratio for the Successor Company would be equal to or less than such ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under the Notes, the Indenture, the Security Documents and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions) each stating that such transaction complies with the terms of the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Notes, the Security Documents and the Registration Rights Agreement, but in the case of a lease of all or substantially all of the Issuer’s assets, the Issuer will not be released from the obligations to pay principal, premium (if any), interest and Additional Interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain provisions in the Indenture governing the release of a Guarantee upon the sale or other disposition of a Guarantor, no Guarantor shall, directly or indirectly, (1) consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving entity), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the jurisdiction of such Guarantor, the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture, such Guarantor’s Guarantee, the Security Documents and the Registration Rights Agreement pursuant to supplemental indentures or other agreements or instruments in form reasonably satisfactory to the Trustee and causes such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) such Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions) each stating that such transaction complies with the terms of the Indenture.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture, such Guarantor’s Guarantee, the Security Documents and the Registration Rights Agreement, but in the case of a lease of all or substantially all of the Guarantor’s assets, the Guarantor will not be released from the obligations under its Guarantee to pay principal, premium (if any), interest and Additional Interest on the Notes. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of such Guarantor is not increased thereby, and (2) any Guarantor may merge into or transfer or lease all or part of its properties and assets to the Issuer or another Guarantor.

Transactions with affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration equal to or less than $5.0 million, such Affiliate Transaction is approved by a responsible Officer of the Issuer;

(3) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million but less than $25.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors; and

(4) the Issuer receives, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration equal to or in excess of $25.0 million, a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and files the same with the Trustee.

The following items will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction so long as such transactions are not otherwise prohibited by the Indenture;

(2) Restricted Payments and Permitted Investments (other than pursuant to clauses (3), (14), (15) and (19) of the definition thereof) permitted by the Indenture;

(3) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(4) payments made in respect of, or performance under, any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(5) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(7) any employment agreements, stock option plans and other compensatory agreements entered into by the Issuer or any of its Restricted Subsidiaries and which, in each case, are either in the ordinary course of business or are approved by the Board of Directors of the Issuer in good faith and which are otherwise permitted under the Indenture; and

(8) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer.

Maintenance of insurance

The Issuer and each Restricted Subsidiary will:

(a) with respect to GeoEye-1, obtain, maintain and keep in full force and effect at all times In-Orbit Insurance for aggregate coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) $250.0 million and (y) the maximum amount of coverage that the Issuer, using its reasonable best efforts, can obtain at such time in the insurance market without, in the reasonable and good faith judgment of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the immediately preceding sentence, the Issuer shall use reasonable efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available without, in the reasonable and good faith judgment of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (a);

(b) with respect to each Satellite to be launched by the Issuer or any Restricted Subsidiary after the Issue Date, obtain, maintain and keep in full force and effect at all times launch insurance covering the launch of such Satellite and one year thereafter, for aggregate coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) $250.0 million and (y) the maximum amount of coverage that the Issuer, using its reasonable best efforts, can obtain at such time in the insurance market without, in the reasonable and good faith judgment of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the immediately preceding sentence, the Issuer shall use reasonable efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available without, in the reasonable and good faith judgment of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (b); and

(c) from and after the first anniversary of the launch of any Satellite to be launched by the Issuer or any Restricted Subsidiary after the Issue Date, obtain, maintain and keep in full force and effect at all times In-Orbit Insurance for total aggregate coverage of all of the Issuer’s and its Restricted Subsidiaries’ Satellites, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) 110% of the Issuer’s Insurance Test Net Debt outstanding as of the last day of the immediately preceding fiscal quarter and (y) the total combined net book value of all Satellites in orbit as of such date; provided that if the Board of Directors determines in its good faith judgment that, after use by the Issuer of reasonable best efforts, insurance in the amount at least equal to the lesser of (x) and (y) above is not available at reasonable cost and terms, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available at such time in the insurance market without, in the reasonable good faith of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the immediately preceding sentence, the Issuer shall use reasonable efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available without, in the reasonable and good faith judgment of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained, and, if so, shall obtain such higher amount, subject in any event to the lesser of (x) and (y) in the preceding sentence.

“Insurance Test Net Debt” means, as at any date of determination, an amount equal to the difference of (i) Insurance Test Total Debt at such date, minus (ii) the aggregate amount of cash and Cash Equivalents on hand of the Issuer and its Restricted Subsidiaries at such date.

“Insurance Test Total Debt” means, as at any date of determination, an amount equal to the aggregate amount of all Notes then outstanding plus any Indebtedness secured by a Lien pursuant to the following clauses of the definition of “Permitted Liens”: (1), (7) and (4), (5) and (17) (in each case, to the extent such Liens are on assets not excluded from the Collateral), (22) (with respect to Indebtedness incurred under clause (17) of paragraph (c) of the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”), (26) and (27) (to the extent applicable to clauses (1), (4), (5) and (24) of the definition of “Permitted Liens”).

The insurance policies required by this covenant shall:

(i) contain no exclusions other than such exclusions or limitations of coverage as may be applicable to a substantial portion of Satellites of the same model or relating to systemic failures or anomalies as are then customary in the Satellite insurance market, and

(ii) provide coverage for all risks of loss of and damage to the Satellite, including for partial loss (subject to deductibles not to exceed 10%), constructive total loss and total loss.

The insurance required by this covenant shall name the Trustee on behalf of the holders of the Notes as additional named insured and loss payee.

Within 30 days following any date on which the Issuer or any Restricted Subsidiary is required to obtain insurance pursuant to this covenant, the Issuer will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers’ Certificate stating that such insurance, together with any other insurance maintained by the Issuer and the applicable Restricted Subsidiary, complies with the requirements of the Indenture. In addition, the Issuer will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee on behalf of the holders of the Notes to at least 15 days’ notice from the provider of such insurance prior to the cancellation of any such insurance, and an Officers’ Certificate that complies with the first sentence of this paragraph. The Issuer will also deliver to the Trustee (i) notice of any claim under any such insurance policy promptly after any claim is made, and (ii) no less than once each fiscal quarter an Officers’ Certificate in accordance with the requirements of the Indenture certifying as to the Issuer’s compliance with this covenant.

In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any insurance covering any Satellite owned by the Issuer or any of its Restricted Subsidiaries, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, a “Satellite Event of Loss”), all Event of Loss Proceeds in respect of such Satellite Event of Loss shall be applied in the manner provided for in the covenant described under “— Repurchase at the option of holders — Asset sales and events of loss.”

Covenant suspension

If at any time after the Issue Date: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Event of Default has occurred and is continuing under the Indenture at such time (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then until the end of the Suspension Period (as defined below) the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) ‘‘ — Restricted payments”;

(2) ‘‘ — Incurrence of indebtedness and issuance of preferred stock”;

(3) ‘‘ — Dividend and other payment restrictions affecting subsidiaries”;

(4) “clause (4) of the first paragraph of “— Merger, consolidation or sale of assets”; and

(5) ‘‘ — Transactions with affiliates”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this Description of New Notes as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to paragraph (a) of “— Limitation on indebtedness and issuance of preferred stock” or one of the clauses set forth in the paragraph (c) of “— Limitation on indebtedness and issuance of preferred stock” (to the extent such Indebtedness or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Preferred Stock would not be so permitted to be incurred or issued pursuant to paragraphs (a) or (c) of “— Limitation on indebtedness and issuance of preferred stock,” such Indebtedness or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of paragraph (c) of “— Limitation on indebtedness and issuance of preferred stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Restricted payments” will be made as though the covenant described under “— Restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “— Restricted payments” and the items specified in subclause (3)(v) through (3)(z) of the first paragraph of “— Restricted payments” will increase the amount available to be made under paragraph (a) thereof. As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

Subsidiary guarantees

If the Issuer or any of its Restricted Subsidiaries acquires, incorporates, forms or otherwise establishes a Domestic Restricted Subsidiary after the Issue Date, such Domestic Restricted Subsidiary will be required, within 30 days after the date of such acquisition, incorporation, formation or establishment, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured first-priority basis (subject to Permitted Liens) all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2) execute and deliver to the Trustee Security Documents in form reasonably satisfactory to the Trustee to evidence the first-priority Lien on and security interest in (subject to Permitted Liens) substantially all of the assets of such Domestic Restricted Subsidiary and take such other actions as shall be necessary or advisable to perfect such Lien and security interest; and

(3) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and Security Documents have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Business activities

The Issuer will not permit any Restricted Subsidiary to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

Payments for consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and, if such consent, waiver or amendment is consummated, is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending September 30, 2009, or (in the case of annual financial information) within 90 days after the end of each fiscal year all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including, in each case, a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The posting of the information and reports referred to above on the Issuer’s website or one maintained on its behalf for such purpose shall be deemed to satisfy the Issuer’s delivery obligations; provided that the Issuer shall use reasonable efforts to inform holders of Notes of the availability of such information and reports, which may be satisfied by, among other things, a press release on any national business press release wire service. In addition, availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the Issuer’s delivery obligation.

Events of default and remedies

Under the Indenture, an Event of Default will be defined as any of the following:

(1) the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Notes;

(2) the Issuer defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Issuer defaults in the performance of, or breaches, any covenant, warranty or other agreement contained in the Indenture, the Notes, the Guarantees, the Registration Rights Agreement or the Security Documents (other than a default in the performance or breach of a covenant, warranty or agreement (A) which is specifically governed by clauses (1) or (2) above and (B) other than a default or breach with respect to the covenants described under “— Repurchase at the option of holders — Change of Control,” “— Repurchase at the option of holders — Asset sales and events of loss,” “— Certain covenants — Merger, consolidation or sale of assets” or “Certain covenants — Subsidiary guarantees,” which in each case will constitute an Event of Default after receipt of the notice specified below but without the passage of time requirement) and such default or breach continues for a period of 60 days after receipt of the notice thereof given by the Trustee or the holders of 25% in aggregate principal amount of the then outstanding Notes;

(4) the Issuer defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $35.0 million or more at any time;

(5) certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(6) the Issuer or any Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies that have agreed to pay under such insurance policies) aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) any Security Document ceases to be in full force and effect, or ceases to be effective to grant a perfected Lien on all or any portion of the Collateral having a Fair Market Value of $25 million or more with the priority purported be created thereby (except as contemplated by the terms thereof) or any security interest created thereunder shall be declared invalid or unenforceable or the Issuer or any Subsidiary shall so assert; and

(8) any Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under its Guarantee.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (if given by holders), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Issuer occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes issued under the Indenture as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(a) if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

(b) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(e) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except (i) a Default or Event of Default in the payment when due and payable after giving effect to any applicable grace or cure period, upon redemption, acceleration or otherwise, of the principal of or premium, if any, or interest or Additional Interest, if any, on the Notes or (ii) a Default or Event of Default in respect of a covenant or provision contained in the Indenture, the Notes, the Guarantees or the Security Documents which cannot be amended or modified without the consent of all holders of Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuer will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer will be required to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer under the Notes, the Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture, the Guarantees and the Security Documents (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events of the Issuer) described under “— Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars sufficient, non-callable Government Securities, the scheduled payment of principal of and interest on which will be sufficient, or a combination of cash in U.S. dollars and non-callable Government Securities, as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Guarantees or the Security Documents may be waived with the consent of the holders of a majority in principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment, supplement or waiver of the Indenture, the Notes, the Guarantees or the Security Documents may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under “— Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal, premium, if any, or interest or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal, premium, if any, or interest or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “— Repurchase at the option of holders”);

(8) modify the Guarantees in any manner that would adversely affect the holders of the Notes;

(9) except as permitted by the Indenture, release any Guarantee or any Lien on all or substantially all of the Collateral;

(10) subordinate the Notes or any Guarantee in right of payment to any other Indebtedness; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture, the Notes or the Security Documents:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or Guarantor’s assets, as applicable, pursuant to the covenant described above under “Certain Covenants — Merger, consolidation or sale of assets”;

(4) to add a Guarantee of the Notes or to add Collateral for the benefit of the Notes or the Guarantees;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(7) to provide for the issuance of Exchange Notes or Additional Notes in compliance with the Indenture and the Registration Rights Agreement, as applicable;

(8) to conform the text of the Indenture, the Guarantees, the Notes or the Security Documents to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees, the Notes or the Security Documents;

(9) to enter into additional or supplemental Security Documents;

(10) to release Collateral in accordance with the terms of the Indenture and the Security Documents; or

(11) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the guarantee of the Notes.

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and discharge

The Indenture (and all Liens on Collateral granted to secure the Notes and the Guarantees) will be discharged and will cease to be of further effect as to all Notes, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuer or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars sufficient, non-callable Government Securities, the scheduled payment of principal of and interest on which will be sufficient, or a combination of cash in U.S. dollars and non-callable Government Securities as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest and Additional Interest, if any, on, the Notes to the date of maturity or redemption;

(2) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(3) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge set forth above have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it will be required to eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes issued thereunder, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person;

including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Adjusted Cash EBITDA” means, with respect to such Person for any period, the sum of:

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP:

(A) income taxes of such Person, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses; and

(B) Consolidated Depreciation and Amortization Expense and all other non-cash items of such Person reducing Consolidated Net Income, less all non-cash items of such Person increasing Consolidated Net Income (not including non-cash charges in a period which reflect cash items paid or to be paid in another period);

(4) less, amortization of deferred revenue related to the NextView agreement with the National Geospatial-Intelligence Agency; plus

(5) net after tax losses attributable to Asset Sales, and net after tax extraordinary or non-recurring losses of such Person, to the extent reducing Consolidated Net Income; plus

(6) any losses of such Person from an early extinguishment of indebtedness; plus

(7) any restructuring charges of such Person;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the outstanding principal amount of such Note; and

(2) the excess of (a) the present value at such redemption date of (i) the redemption price of such Note at October 1, 2013 (such redemption price being set forth in the table appearing above under “Optional redemption”) plus (ii) all required interest payments due on such Note through October 1, 2013 (excluding accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of such Note.

The Applicable Premium shall be determined by the Issuer.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(1) a disposition of Cash Equivalents;

(2) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property and images from the Issuer’s Image Library, which disposition is, in the good faith judgment of the Issuer’s Board of Directors, beneficial to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole);

(3) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant described under “— Certain covenants — merger, consolidation or sale of assets” or any disposition that constitutes a Change of Control;

(4) licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries;

(5) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;

(6) the granting of Liens not prohibited by the covenant described above under the caption “— Liens;”

(7) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant described under “— Certain covenants — Restricted payments”;

(8) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $1.0 million;

(9) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(10) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(11) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (15) of the definition of “Permitted Investments”); and

(12) any disposition of assets received by the Issuer or any Restricted Subsidiary upon foreclosures on a Lien.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner or manager of the partnership;

(3) with respect to a limited liability company without a board, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, Euros or, in the case of any foreign subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities or other direct obligations of the United States of America or any member of the European Union or any agency or instrumentality thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P (or such similar successor ratings);

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s (or such similar successor ratings);

(7) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s (or such similar successor ratings) and (iii) have portfolio assets of at least $500.0 million (but excluding for purposes of this clause (8) money market funds that invest primarily in auction rate or similar securities).

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act);

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group of related Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Issuer; or

(3) individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Issue Date and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, (I) the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (II) interest income of such Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any other Person that is not a Restricted Subsidiary of such Person, except to the extent of the lesser of

(x) the dividends or other distributions actually paid in cash to such Person or any of its Restricted Subsidiaries (subject to clause (3) below) by such other Person during such period, and

(y) such Person’s pro rata share of such other Person’s net income earned during such period;

(2) any net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) the net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any net after-tax gains (but not losses) attributable to Asset Sales;

(5) any net after-tax extraordinary or non-recurring gains (but not losses);

(6) the effect of adjustments resulting from the application of recapitalization or purchase accounting relating to any acquisition or the amortization or write-off of any amounts thereof;

(7) the cumulative effect of a change in accounting principles; and

(8) to the extent reducing Consolidated Net Income, the total amount of tender costs, unamortized issuance costs and unamortized original issue discount expenses relating to the Floating Rate Notes, the Tender Offer and the Floating Rate Notes Redemption, but excluding the costs and expenses of the Floating Rate Notes Discharge as described under the caption “Use of Proceeds.”

In calculating the aggregate net income (or loss) of any Person and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.

“Consolidated Total Indebtedness” means, with respect to any Person as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and its Restricted Subsidiaries and all Preferred Stock of such Person’s Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purpose hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms if such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the relevant Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes or other securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors.

“Debt to Adjusted Cash EBITDA Ratio” means, with respect to any Person for its most recently ended four fiscal quarters for which internal financial statements are available, the ratio of (1) its Consolidated Total Indebtedness at the end of such period to (2) Adjusted Cash EBITDA of such Person for such period.

In connection with the calculation of the Debt to Adjusted Cash EBITDA Ratio, pro forma effect shall be given to:

(1) the incurrence, assumption, guarantee, redemption or repayment any Indebtedness or issuances or redemptions of Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted Cash EBITDA Ratio is being calculated but prior to the date on which the event for which the calculation of Debt to Adjusted Cash EBITDA Ratio is made, as if the same had occurred at the beginning of such period;

(2) investments, acquisitions, dispositions, merger, consolidations or discontinued operations (as determined in accordance with GAAP) (and, in each case, the change in any associated fixed charge obligations and the change in Adjusted Cash EBITDA resulting therefrom) that have been made by the Issuer and its Restricted Subsidiaries subsequent to the commencement of the period for which the Debt to Adjusted Cash EBITDA calculation is being made but prior to the date on which the event for which such calculation is being made, as if the same had occurred on the first day of such period; and

(3) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries (and the change in any associated fixed charge obligations and the change in Adjusted Cash EBITDA resulting therefrom) occurring subsequent to the commencement of the period for which the Debt to Adjusted Cash EBITDA Ratio is being made but prior to the date on which the event for which such calculation is being made, as if the same had occurred on the first day of such period.

For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of such responsible financial officer as set forth in an officer’s certificate, to reflect operating expense reductions and other operating improvements, synergies or cost savings that have been realized or are reasonably anticipated to be realizable within six months of such investment, acquisition, disposition, merger, consolidation or discontinued operation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Final Maturity Date of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private placement (other than to a Subsidiary) or public sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation of the Issuer registered on Form S-8; provided that the aggregate proceeds received by the Issuer exceed $25.0 million.

“Existing Indenture” means the indenture, dated June 29, 2005, between the Issuer (f/k/a Orbimage Holdings Inc.) and The Bank of New York Mellon, as amended and supplemented to the Issue Date.

“Event of Loss” means, with respect to any property or assets, any (1) loss, destruction or damage of such property or assets, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or assets, or confiscation of such property or assets or the requisition of the use thereof, (3) settlement in lieu of clause (2) above, and (4) without limiting the foregoing, any Satellite Event of Loss.

“Event of Loss Collateral Account” means any segregated account pledged under the Security Documents that is under the sole control of the Collateral Agent and that is free from all other Liens (other than Permitted Liens described in clauses (10), (16) and (24) of the definition of “Permitted Liens”) and that includes all Event of Loss Proceeds received by the Issuer or any Restricted Subsidiary from a Satellite Event of Loss and interest earned thereon.

“Event of Loss Proceeds” means, with respect to any Event of Loss (including any Satellite Event of Loss), all insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other fees and expenses related to such Event of Loss,

(3) subject to the provisions of any applicable Pari Passu Intercrediter Agreement and Junior Lien Intercrediter Agreement, the payment of amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness secured by a Lien on the property or assets that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the property or assets that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for the Notes pursuant to the Registration Rights Agreement or similar agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer, or controller of the Issuer with respect to valuations not in excess of $10.0 million or determined in good faith by the Board of Directors of the Issuer with respect to valuations equal to or in excess of $10.0 million, as applicable, which determination will be conclusive (unless otherwise provided in the Indenture).

“Fixed Charges” means, with respect to any Person for any period, the sum of

(1) Consolidated Interest Expense for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of such Person or a Restricted Subsidiary, except for dividends payable in such Person’s Capital Stock (other than Disqualified Stock) or paid to such Person or to a Restricted Subsidiary, and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to such Person and its Restricted Subsidiaries.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Floating Rate Notes” means the Issuer’s senior secured floating rate notes due 2012 and the related guarantees issued under the Existing Indenture.

“Floating Rate Notes Redemption” means the redemption of the Floating Rate Notes on January 22, 2010.

“Fully Fund” means that on a consolidated basis, the Issuer and its Restricted Subsidiaries have a sufficient amount of free cash flow during the expected period of procurement or construction to completion of a Satellite based on the Issuer’s most recent forecast, together with the dollar amount of any award from the National Geospatial-Intelligence Agency for such Satellite, the balances of cash and Cash Equivalents as shown on the most recent internal financial statements and the committed and undrawn borrowing capacity under Credit Facilities not maturing during such period, to finance all costs and expenses associated with the procurement or construction of a complete Satellite (excluding launch costs and insurance and In-Orbit Insurance).

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date. For purposes of the Description of New Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“GeoEye-1 Satellite Event of Loss” means a Satellite Event of Loss with respect to GeoEye-1.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Image Library” means proprietary images collected by Satellites of the Issuer and its Restricted Subsidiaries and archived by the Issuer or its Restricted Subsidiaries.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or

(iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included above, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (3) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; (4) prepaid revenues; or (5) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Issuer, independent and otherwise qualified to perform the task for which it has been engaged.

“In-Orbit Insurance” means, with respect to any Satellite, insurance or another contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding the footnotes thereto) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain covenants — Restricted payments,” (i) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer; and (iii) any transfer of Capital Stock that results in an entity that was a Restricted Subsidiary on the Issue Date or which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the Fair Market Value (determined as of the date of such transfer) of the Capital Stock of such entity owned by the Issuer and the Restricted Subsidiaries immediately after such transfer. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means for Moody’s, a rating equal to or higher than Baa3 (or equivalent), for S&P, a rating equal to or higher than BBB- (or equivalent) and for any other Rating Agency the equivalent to the foregoing.

“Issue Date” means October 9, 2009.

“Junior Lien Collateral Indebtedness” means any Indebtedness of the Issuer or any Guarantor which is or will be secured by a Lien on the Collateral on a basis that is contractually junior to the Notes and the Guarantees.

“Lien” means, with respect to any asset, any mortgage, lien, hypothecation, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a mortgage, lien, hypothecation, pledge, charge, security interest, or encumbrance of any kind and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), subject to the provisions of any applicable Pari Passu Intercreditor Agreement and Junior Lien Intercreditor Agreement, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness secured by a Lien on the property or assets that is the subject of such Events of Loss, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Chief Financial Officer, the Controller or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee under the Indenture. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Original Issuance Restricted Amount” means $47,756,000.

“Permitted Business” means any business conducted or proposed to be conducted by the Issuer on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock.”

“Permitted Investments” means:

(1) any Investment by the Issuer in any Guarantor or by a Guarantor in another Guarantor;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described under “— Repurchase at the option of holders — Asset sales and events of loss” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and Investments made pursuant to binding commitments in effect on the Issue Date, and any Investment consisting of an extension, modification or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided, that the amount of such Investment may not be increased thereby;

(6) loans and advances of payroll payments and expenses to officers, directors and employees, in each case incurred in the ordinary course of business;

(7) (i) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “— Repurchase at the option of holders — Asset sales and events of loss”;

(10) Investments the payment for which consists of Equity Interests of the Issuer (exclusive of Disqualified Stock);

(11) guarantees of Indebtedness permitted under the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” and performance guarantees in the ordinary course of business and consistent with past practice;

(12) trade receivables and similar extensions of credit to customers and supplier in the ordinary course of business;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “— Certain covenants — Transactions with affiliates” (except transactions described in clause (2) of the second paragraph thereof);

(14) Investments held by a Restricted Subsidiary acquired after the Issue Date or held by an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “— Certain covenants — Merger, consolidation or sale of assets” after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15) Investments in Restricted Subsidiaries that are not Guarantors, Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed $10.0 million at any one time outstanding (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause (15));

(16) guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(19) Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of another Person that becomes a Restricted Subsidiary by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described under “— Certain covenants — Merger, consolidation or sale of assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(20) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20), not to exceed $5.0 million at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens on the Collateral securing Indebtedness and other obligations under Credit Facilities that was permitted by the terms of the Indenture to be incurred pursuant to clauses (1) or (19) of the definition of “Permitted Debt” and/or securing Hedging Obligations related thereto, which Liens may be pari passu to the Liens securing the Notes and the Guarantees;

(2) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(3) Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(4) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(5) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(6) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(8) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens in favor of the Issuer or any Guarantor;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which the Issuer or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(11) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(12) (A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;

(13) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business;

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(17) Liens securing obligations in respect of trade-related letters of credit permitted under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(18) any interest or title of a lessor under any lease or sublease entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(19) licenses of intellectual property granted in a manner consistent with past practice;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(22) Liens securing Capitalized Lease Obligations or other Indebtedness permitted to be incurred under clauses (4) and (17) of paragraph (c) of the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”; provided, however, that such Liens may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property and proceeds thereof being leased, improved or acquired pursuant to such clauses (4) and (17); provided, further, that the Liens securing Indebtedness incurred under such clause (17) may be secured by the Collateral on a pari passu basis with the Notes only to the extent provided in such clause;

(23) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(24) Liens securing the Notes or the Guarantees;

(25) Liens securing obligations incurred in the ordinary course of business and not in the aggregate materially detracting from the value of the affected properties or their use in the operation of the business of the Issuer and its Restricted Subsidiaries or other Indebtedness permitted to be incurred under paragraph (c) of the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock,” provided, however, that the aggregate amount of Indebtedness and other obligations permitted to be secured pursuant to this clause (25) does not exceed $5.0 million outstanding at any one time;

(26) Liens on the Collateral securing Indebtedness and other obligations permitted to be incurred under paragraph (c) of the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock,” which Liens are junior to the Lien securing the Notes and the Guarantees pursuant to the Junior Lien Intercreditor Agreement;

(27) Refinancings of Indebtedness secured by any Liens referred to in clauses (1), (4), (5), (23) and (24); provided, however, that (A) such Lien may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property that secured the original Lien (and any improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the amount outstanding at the time of the original Lien and (2) the amount necessary to pay any fees any expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(28) Liens securing trust funds deposited with the Trustee under the Existing Indenture in an amount required to, and solely for the purpose of, discharging the Existing Indenture in accordance with Section 8.01 thereof;

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, Fitch, unless at such time Fitch ceases to rate the Notes for reasons outside of the Issuer’s control, in which case another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date between the Issuer, the Guarantors and the initial purchasers named therein relating to the Notes and any other similar registration rights agreement relating to any Additional Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Satellite” means any satellite owned by, or leased to, the Issuer or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Construction Collateral Account” means any segregated account pledged under the Security Documents that is under the sole control of the Collateral Agent and that is free from all other Liens (other than Permitted Liens described in clauses (10), (16) and (24) of the definition of “Permitted Liens”) and that includes the Original Issuance Restricted Amount and all net proceeds received by the Issuer or any Restricted Subsidiary from Indebtedness incurred under clause (17) of paragraph (c) of the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” and, in each case, interest earned thereon.

“Satellite Event of Loss” is defined above under “— Certain covenants — Maintenance of insurance.”

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Secured Consolidated Total Indebtedness” means, with respect to any Person as at any date of determination, the aggregate amount of all outstanding Secured Indebtedness of such Person and its Restricted Subsidiaries.

“Secured Debt to Adjusted Cash EBITDA Ratio” means, with respect to any Person for the relevant Secured Debt Calculation Period (as defined below), the ratio determined in accordance with the next succeeding paragraph.

For purposes of this definition, the Secured Debt Calculation Period shall mean:

(a) the fiscal quarter ended June 30, 2009, if the most recently ended fiscal quarter for which internal financial statements are available is June 30, 2009, in which case the ratio shall be the ratio of (1) Secured Consolidated Total Indebtedness as of the end of such fiscal quarter to (2) Adjusted Cash EBITDA for the quarter ended June 30, 2009 annualized;

(b) the fiscal quarter ended September 30, 2009, if the most recently ended fiscal quarter for which internal financial statements are available is September 30, 2009, in which case the ratio shall be the ratio of (1) Secured Consolidated Total Indebtedness as of the end of such fiscal quarter to (2) Adjusted Cash EBITDA for the quarter ended September 30, 2009 annualized;

(c) the fiscal quarter ended December 31, 2009, if the most recently ended fiscal quarter for which internal financial statements are available is December 31, 2009, in which case the ratio shall be the ratio of (1) Secured Consolidated Total Indebtedness as of the end of such fiscal quarter to (2) Adjusted Cash EBITDA for the quarters ended September 30, 2009 and December 31, 2009 annualized;

(d) the fiscal quarter ended March 31, 2010, if the most recently ended fiscal quarter for which internal financial statements are available is March 31, 2010, in which case the ratio shall be the ratio of (1) Secured Consolidated Total Indebtedness as of the end of such fiscal quarter to (2) Adjusted Cash EBITDA for the quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 annualized; and

(e) the fiscal quarter ended June 30, 2010 or any subsequent fiscal quarter end, if the most recently ended fiscal quarter for which internal financial statements are available is June 30, 2010 or any fiscal quarter ending thereafter, in which case the ratio shall be the ratio of (1) Secured Consolidated Total Indebtedness as of the end of such fiscal quarter to (2) Adjusted Cash EBITDA for the latest four completed fiscal quarters for which internal financial statements are available;

in each case calculated on a pro forma basis to give effect to certain transactions and actions, and in a manner and method of determination, consistent with the manner in which the Debt to Adjusted Cash EBITDA Ratio is calculated.

“Secured Indebtedness” means funded Indebtedness that is secured by a Lien, excluding Indebtedness that is secured by Liens that contractually rank junior to the Liens on the Collateral securing the Notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Unsecured Pari Passu Indebtedness” means:

(1) with respect to the Issuer, any Indebtedness that ranks pari passu in right of payment to the Notes but is unsecured; and

(2) with respect to any Guarantor, any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee but is unsecured.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Issuer and its Restricted Subsidiaries as shown on the most recent balance sheet of the Issuer.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2013; provided, however, that if the period from such redemption date to October 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which the Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with the covenant described under “— Certain covenants — Restricted payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Cash EBITDA Ratio test set forth in the first paragraph of the covenant described under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Vendor Financing” means any Indebtedness permitted under clause (17) of paragraph (c) under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” but only to the extent such Indebtedness is owing to the manufacturer of the Satellites.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The global notes

The Notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”), as follows:

•	Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note;

•	Notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the Regulation S global note; and

•	any Notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor global note.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, referred to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on behalf of the owners of such interests.

Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer restrictions.”

Exchanges among the global notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring Notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option and subject to DTC’s procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of old notes for new notes (collectively, the “notes”) pursuant to the exchange offer and the ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or of the ownership or disposition of the new notes or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, thrift and financial institutions, controlled foreign corporations and passive foreign investment companies, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

Holders of notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange pursuant to the exchange offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Payments upon certain events

As described elsewhere in the sections entitled “Description of New Notes — Optional Redemption” and “Description of New Notes — Repurchase at the option of holders — Change of Control” the notes provide for the payment of certain amounts in excess of the scheduled interest and principal payments under certain circumstances. Because of these provisions, the notes could be subject to rules relating to debt instruments that provide for one or more contingent payments, referred to as the “Contingent Payment Regulations.” Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is “remote.” We intend to take the position that, for purposes of the Contingent Payment Regulations, the potential payment of such additional amounts is a “remote” contingency and this disclosure assumes that our position will be respected. Assuming such position is respected, a holder of the notes would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position and the notes were treated as contingent payment debt instruments, a holder could be required to accrue interest income at a rate higher than the rate described above and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of a note. Holders should consult their own tax advisors regarding the potential application to the notes of the Contingent Payment Regulations and the consequences thereof.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a “U.S. Holder,” which means a beneficial owner of the notes who or that is or is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership’s exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes.

Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original issue discount

The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and accordingly, U.S. Holders of notes are subject to special rules relating to the accrual of income for tax purposes, as described below. Subject to the rules described below under “— Premium and Acquisition Premium,” U.S. Holders of notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders may be required to include OID in income in advance of the receipt of cash attributable to such income.

The notes were issued with OID equal to the excess of the notes’ “stated redemption price at maturity” over the “issue price” of the notes. The stated redemption price at maturity of the notes includes all payments on the notes other than payments of “qualified stated interest.” Stated interest on the notes will be treated as qualified stated interest. The issue price of the notes is the first price at which a substantial amount of the notes was sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The amount of OID includible in income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest). A U.S. Holder’s tax basis in the notes is increased by the amount of OID that is included in the holder’s gross income.

Market discount

If a U.S. Holder acquires a note at a cost that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). In general, the “revised issue price” of a note will be such note’s adjusted issue price, as defined above under “— Original issue discount.”

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Premium and acquisition premium

If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income. Generally, a U.S. Holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. The notes are subject to call provisions at the Issuer’s option at various times, as described under “Description of New Notes — Optional Redemption.” A U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Election to treat all interest as OID

U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under “— Original issue discount.” This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Sale or other taxable disposition of the notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted basis in a note generally will be the U.S. Holder’s cost therefor, increased by OID or market discount previously included in income with respect to the note and reduced by the amount of any amortizable bond premium previously taken into account with respect to the note and any principal payments previously received with respect to the note. Other than as described above under “— Market discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

A U.S. Holder may be subject to information reporting and a backup withholding tax with respect to interest and OID on the notes and the proceeds received upon the sale or other disposition of such notes. Certain holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8 percent tax on, among other things, interest on and capital gains from the sale or other disposition of the notes for taxable years beginning after December 31, 2012. Additionally, for payments made after December 31, 2011, this new legislation expands the categories of payments subject to information reporting to include payments made to certain corporations and payments of gross proceeds paid in consideration for property or services. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes (a “non-U.S. Holder”).

Interest and OID

Payments of interest and OID made to a non-U.S. Holder will not be subject to a U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that such payments are not effectively connected with a U.S. trade or business and:

•	such non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the combined voting power of all our classes of stock;

•	such non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “U.S. person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to the Issuer or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides the Issuer or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest and OID under a tax treaty between the U.S. and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. A non-U.S. Holder generally will also be exempt from withholding tax on interest and OID if such interest and OID is effectively connected with such holder’s conduct of a U.S. trade or business (as described below) and the holder provides us or the paying agent with an IRS Form W-8ECI. In certain circumstances (see “Description of New Notes — Optional Redemption” and “Description of New Notes — Redemption at the option of holders — Change of control”), the Issuer may be obligated to pay amounts in excess of stated interest or principal on the notes. Such payments may be treated as interest, subject to the rules described above, or as additional amounts paid in exchange for the notes, subject to the rules described below under “— Sale or other taxable disposition of the notes,” as applicable, or as other income subject to U.S. federal withholding tax. A non-U.S. Holder that is subject to withholding tax on any such payments should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or other taxable disposition of the notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a U.S. trade or business of the non-U.S. Holder. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

U.S. trade or business

If interest, OID or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest, OID or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest, OID or gain on a net basis in the same manner as if it were a U.S. Holder. If interest or OID income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided on IRS Form W-8ECI). In addition, a foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest and OID on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest, OID or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Non-U.S. Holders should consult their tax advisors about any applicable income tax treaties which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Backup withholding and information reporting

Backup withholding will not apply to payments of interest or OID, made by us or the paying agent to a non-U.S. Holder of a note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders — Interest and OID” for exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments.

Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding, information reporting and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations.

The Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 11, 2010 all dealers effecting transactions in the new securities may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Act.

LEGAL MATTERS

Latham & Watkins LLP, Washington, District of Columbia, represents us in connection with this Exchange Offer.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses an opinion that GeoEye, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that such material weakness related to ineffective controls over the accuracy and valuation of the provision for income taxes.

The consolidated statement of operations and stockholders’ equity, and cash flows for the year ended December 31, 2007, have been incorporated by reference herein, in reliance upon the report of BDO Seidman LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at www.sec.gov. You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

GeoEye, Inc.
21700 Atlantic Boulevard,
Dulles, Virginia 20166,
Attention: Investor Relations
Phone: (703) 480-7500

This prospectus includes summaries of the terms of the Indenture and the Registration Rights Agreement for the Notes, but reference is made to the actual documents and agreements and all such summaries are qualified in their entirety by this reference. Pursuant to the indenture, we will agree that, whether or not we are required to do so by Sections 13 or 15(d) of the Exchange Act, for so long as any of the Notes remain outstanding, we will provide the trustee and holders substantially all the information required to be contained in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, such reports to be filed and provided at the times specified in such reports. See “Description of New Notes — Certain covenants — Reports.”

We will furnish to the holders of Notes and to prospective investors, upon the request of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

The financial statements of the Company referred to above are incorporated herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

$400,000,000

GEOEYE, INC.

SUBSIDIARY GUARANTORS
LISTED ON THE TABLE OF GUARANTORS

Exchange Offer for
9.625% Senior Secured Notes due 2015

PROSPECTUS

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by GeoEye, Inc. or any of its subsidiaries. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of GeoEye, Inc. and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In addition, the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Certificate of Incorporation also provides that we shall advance expenses incurred by any person that we are obligated to indemnify, upon presentation of appropriate documentation.

Furthermore, the Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.

In addition to the provisions of our Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers that provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit		Description

3.1		Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-1 Registration Statement filed on June 21, 2005); Certificate of Amendment to Certificate of Incorporation of ORBIMAGE Holdings Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007 (File No. 001-33015)).
3.2		Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on November 6, 2007).
4.1		Specimen Stock Certificate (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 8-K filed on May 9, 2007).
4.3		Indenture, dated as of October 9, 2009, among GeoEye, Inc., the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).
4.4		Form of 9.625% Senior Secured Note due 2015 (incorporated by reference to Exhibit 4.14 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).
4.5		Security Agreement, dated as of October 9, 2009, among GeoEye, Inc., the Subsidiary Guarantors and The Bank of New York Mellon, as Collateral Agent (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).
4.6		Registration Rights Agreement, dated as of October 9, 2009, among GeoEye, Inc., the Guarantors, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Jefferies & Company, Inc., Deutsche Bank Securities Inc., Canaccord Adams Inc., Dougherty & Company LLC and SMH Capital Inc. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).
5	.1*	Opinion of Latham & Watkins LLP.
5	.2*	Opinion of Stinson Morrison Hecker LLP.
10.1		Employment-at-Will and Retention Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.6 to Form 10 filed on September 13, 2004 (File No. 022-28714)).
10.2		Employment-at-Will Agreement for William Schuster (incorporated by reference to Exhibit 10.15 to the Company’s Form S-1, filed February 2, 2004 (File No. 333-122493)).
10.3		Employment Agreement for Henry Dubois (incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007 (File No. 000-50933)).
10.4		Form of Indemnity Agreements for Directors and Executive Officers (incorporated by reference to Exhibit 10.10 to Form 10 filed on September 13, 2004 (File No. 022-28714)).
10.5		Contract No. HM1573-04-C-0003 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 28, 2005 (File No. 0-50933)).
10.6		Contract No. HM1573-04-3-0001 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 28, 2005 (File No. 0-50933)).

Exhibit		Description

10.7		Contract No. HM1573-04-3-0014 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.14 to Form 10/A filed on January 28, 2005 (File No. 0-50933)).
10.8		Modification P00015 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.9 to Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on April 1, 2009 (File No. 001- 33015)).
10.9		Modification P00023 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010 (File No. 001-33015)).
10.10		Modification P00027 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010 (File No. 001-33015)).
10.11		Modification P00028 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.13 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010 (File No. 001-33015)).
10.12		Employment Agreement for Joseph F. Greeves (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 10, 2009 (File No. 001-33015).
12	.1*	Statement regarding the computation of ratio of earnings to fixed charges for the registrant.
21	.1*	Subsidiaries of Registrant.
23	.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23	.3*	Consent of Latham & Watkins LLP.
23	.4*	Consent of Stinson Morrison Hecker LLP.
24	.1*	Power of Attorney.
25	.1*	Statement of Eligibility of The Bank of New York Mellon to act as trustee under the Indenture dated as of October 9, 2009 under the Trust Indenture Act of 1939.
99.1		Letter of Transmittal with respect to the Exchange Offer (filed herewith).
99.2		Notice of Guaranteed Delivery with respect to the Exchange Offer (filed herewith).
99.3		Letter to DTC Participants regarding the Exchange Offer (filed herewith).
99.4		Letter to Beneficial Owners regarding the Exchange Offer (filed herewith).

*	Previously filed.

ITEM 22.	UNDERTAKINGS

The following undertakings are made by each of the undersigned registrants:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on July 15, 2010.

GEOEYE, INC.

By:	/s/ William L. Warren William L. Warren Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit		Description

3.1		Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-1 Registration Statement filed on June 21, 2005); Certificate of Amendment to Certificate of Incorporation of ORBIMAGE Holdings Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007 (File No. 001-33015)).
3.2		Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on November 6, 2007).
4.1		Specimen Stock Certificate (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 8-K filed on May 9, 2007).
4.3		Indenture, dated as of October 9, 2009, among GeoEye, Inc., the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).
4.4		Form of 9.625% Senior Secured Note due 2015 (incorporated by reference to Exhibit 4.14 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).
4.5		Security Agreement, dated as of October 9, 2009, among GeoEye, Inc., the Subsidiary Guarantors and The Bank of New York Mellon, as Collateral Agent (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).
4.6		Registration Rights Agreement, dated as of October 9, 2009, among GeoEye, Inc., the Guarantors, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Jefferies & Company, Inc., Deutsche Bank Securities Inc., Canaccord Adams Inc., Dougherty & Company LLC and SMH Capital Inc. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).
5	.1*	Opinion of Latham & Watkins LLP.
5	.2*	Opinion of Stinson Morrison Hecker LLP.
10.1		Employment-at-Will and Retention Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.6 to Form 10 filed on September 13, 2004 (File No. 022-28714)).
10.2		Employment-at-Will Agreement for William Schuster (incorporated by reference to Exhibit 10.15 to the Company’s Form S-1, filed February 2, 2004 (File No. 333-122493)).
10.3		Employment Agreement for Henry Dubois (incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007 (File No. 000-50933)).
10.4		Form of Indemnity Agreements for Directors and Executive Officers (incorporated by reference to Exhibit 10.10 to Form 10 filed on September 13, 2004 (File No. 022-28714)).
10.5		Contract No. HM1573-04-C-0003 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 28, 2005 (File No. 0-50933)).
10.6		Contract No. HM1573-04-3-0001 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 28, 2005 (File No. 0-50933)).
10.7		Contract No. HM1573-04-3-0014 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.14 to Form 10/A filed on January 28, 2005 (File No. 0-50933)).
10.8		Modification P00015 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.9 to Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on April 1, 2009 (File No. 001-33015)).
10.9		Modification P00023 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010 (File No. 001-33015)).
10.10		Modification P00027 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010 (File No. 001-33015)).

Exhibit		Description

10.11		Modification P00028 to Contract HM1573-04-C-0014 of existing NextView contract with NGA on December 9, 2008 (incorporated by reference to Exhibit 10.13 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010 (File No. 001-33015)).
10.12		Employment Agreement for Joseph F. Greeves (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 10, 2009 (File No. 001-33015).
12	.1*	Statement regarding the computation of ratio of earnings to fixed charges for the registrant.
21	.1*	Subsidiaries of Registrant.
23	.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23	.3*	Consent of Latham & Watkins LLP.
23	.4*	Consent of Stinson Morrison Hecker LLP.
24	.1*	Power of Attorney.
25	.1*	Statement of Eligibility of The Bank of New York Mellon to act as trustee under the Indenture dated as of October 9, 2009 under the Trust Indenture Act of 1939.
99.1		Letter of Transmittal with respect to the Exchange Offer (filed herewith).
99.2		Notice of Guaranteed Delivery with respect to the Exchange Offer (filed herewith).
99.3		Letter to DTC Participants regarding the Exchange Offer (filed herewith).
99.4		Letter to Beneficial Owners regarding the Exchange Offer (filed herewith).

*	Previously filed.